UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Affiliated Computer Services, Inc.

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AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 7, 2007, 11:00 a.m., Dallas, Texas, local time

Place of Meeting:	Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204

Business to be Conducted:	1. To elect directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.

2. To consider and vote on the fiscal year 2007 performance-based incentive compensation for certain of our executive officers.

3. To consider and vote on the Special Executive FY07 Bonus Plan for certain of our executive officers.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.

5. To consider and vote on the approval and adoption of the 2007 Equity Incentive Plan.

6. To consider and vote on a stockholder proposal if properly presented at the annual meeting.

7. To transact such other business as may properly come before the meeting.

Adjournments and Postponements:	Any action on the business to be conducted may be considered at the date and time of the annual meeting as specified above or at any time or date to which the annual meeting may be properly adjourned and postponed.

Record Date:	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on April 13, 2007.

Voting Rights:	A holder of shares of ACS Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting.

A holder of shares of ACS Class B common stock will be entitled to ten votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 30, 2007.

By Order of the Board of Directors

William L. Deckelman, Jr.
Corporate Secretary

Your vote is very important.

Whether or not you plan to attend the Annual Meeting you are encouraged to read the Proxy Statement and submit your Proxy Card or voting instruction form as soon as possible by completing, signing, dating and returning the proxy card or voting instruction form enclosed with this Notice.

PROXY STATEMENT
PROPOSALS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF FISCAL YEAR 2007 PERFORMANCE-BASED INCENTIVE COMPENSATION FOR CERTAIN OF OUR EXECUTIVE OFFICERS
PROPOSAL 3 APPROVAL OF SPECIAL EXECUTIVE FY07 BONUS PLAN FOR CERTAIN OF OUR EXECUTIVE OFFICERS
PROPOSAL 4 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007
PROPOSAL 5 APPROVAL AND ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN
PROPOSAL 6 STOCKHOLDER PROPOSAL: POLICY ON STOCKHOLDER ADVISORY VOTE TO RATIFY NAMED EXECUTIVE OFFICER COMPENSATION AT FUTURE ANNUAL MEETINGS
THE POSITION OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 6:
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
DIRECTOR AND EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2006 AND JUNE 30, 2006 OPTION/SAR VALUES
EQUITY COMPENSATION PLAN INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN TRANSACTIONS
STOCKHOLDERS PROPOSALS FOR 2007 ANNUAL MEETING
HOUSEHOLDING OF STOCKHOLDER DOCUMENTS

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2007

GENERAL INFORMATION

QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

This proxy statement is being furnished to you as a stockholder of record, as of April 13, 2007, of Affiliated Computer Services, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on June 7, 2007. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and are requested to vote on the items of business described in this proxy statement. These proxy materials are being first sent to stockholders beginning on or about April 30, 2007.

All references, unless otherwise noted, to the “Company,” “we,” “our,” and “us” in this proxy statement refer to Affiliated Computer Services, Inc. (and its subsidiaries).

When and where is the Annual Meeting to be held?

The Annual Meeting of Stockholders will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on June 7, 2007, at 11:00 a.m., Dallas, Texas, local time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting.

What information is contained in this proxy statement?

This proxy statement lets our stockholders know when and where we will hold the Annual Meeting. Additionally, this proxy statement:

•	Includes information regarding the matters that will be discussed and voted on at the Annual Meeting, and

•	Provides information about the Company that our stockholders should consider in order to make an informed decision at the Annual Meeting.

Why did I receive more than one proxy statement?

If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you receive.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: A proposal to elect directors to hold office for a one-year term or until their respective successors shall have been duly elected and qualified.

•	Proposal 2: A proposal to approve the fiscal year 2007 performance-based incentive compensation for certain of our executive officers.

•	Proposal 3: A proposal to approve the Special Executive FY07 Bonus Plan for certain of our executive officers.

•	Proposal 4: A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.

•	Proposal 5: A proposal to approve and adopt our 2007 Equity Incentive Plan.

•	Proposal 6: A stockholder proposal.

We also will consider any other business that properly comes before the Annual Meeting.

What shares can I vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on April 13, 2007 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournments thereof.

A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on our books on the record date on any matters properly presented to a vote of the stockholders at the Annual Meeting.

A holder of shares of Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock standing in his name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting.

Our Chairman, Darwin Deason, has agreed to limit the voting power of certain of his Class A and Class B shares. See discussion of Mr. Deason’s voting rights under the section entitled “Deason Voting Agreement” below.

As of the close of business on the record date, we had outstanding 92,530,441 shares of Class A common stock, $0.01 par value per share, and 6,599,372 shares of Class B common stock, $0.01 par value per share.

What is the voting requirement to approve each of the proposals?

Proposal 1 (the proposal to elect directors) requires the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power, in person or by proxy. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker nonvotes (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter), if any, will have no effect on the election of directors.

Each of Proposal 2 (the proposal to approve the fiscal year 2007 performance-based incentive compensation for certain of our executive officers), Proposal 3 (the proposal to approve the Special Executive FY07 Bonus Plan for certain of our executive officers), Proposal 4 (the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007), Proposal 5 (the proposal to approve and adopt our 2007 Equity Incentive Plan), and Proposal 6 (the stockholder proposal) require the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, and broker nonvotes will have no effect on such proposals.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker nonvotes will be counted for the purpose of determining whether a quorum is present.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voter instruction form. All proxies or voter instruction forms that are properly completed, signed and returned prior to the Annual Meeting will be voted as indicated on the proxy or voter instruction form. If you indicate on your proxy card that you wish to “abstain” or “withhold”, as the case may be, from voting on an item, your shares will not be voted in favor of that item.

Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies or voter instruction forms, and, if no such instructions are indicated thereon, will be voted “FOR” the nominees for election of directors named below, to approve the fiscal year 2007 performance-based compensation for certain of our executive officers, to approve the Special Executive FY07 Bonus Plan for certain of our executive officers, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007 and to approve and adopt the 2007 Equity Incentive Plan, and will be voted “AGAINST” the stockholder proposal. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as a vote against Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, and broker nonvotes will have no effect on such proposals.

What if I want to change my vote?

If the enclosed proxy or voter instruction form is signed and returned, you may, nevertheless, revoke it at any time prior to the Annual Meeting, at your pleasure, either by (i) your filing a written notice of revocation received by the person or persons named therein, (ii) your attendance at the Annual Meeting and voting the shares covered thereby in person, or (iii) your delivery of another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the enclosed proxy or voter instruction form.

Who will pay for the cost of this solicitation?

The cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

Who will serve as inspector of elections?

The inspector of elections will be a representative of American Stock Transfer & Trust Company, our transfer agent.

PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors consists of eight directors. All directors must stand for election at the Annual Meeting and hold office for a one-year term and until their respective successors are elected and qualified.

Shares represented by proxies or voter instruction forms returned duly executed will be voted, unless otherwise specified, in favor of each of the nominees for the Board of Directors named below. The proxies or voter instruction forms cannot be voted for more than eight nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy or voter instruction form will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board. You may withhold authority to vote for all nominees or withhold authority to vote for any nominee by following the directions provided on your proxy or voter instruction form.

Nominees for Election as Director

The following table lists the name and principal occupation of each nominee for director and the year in which each such person was first elected as a director.

		Served as
		Director
Name	Principal Occupation	Since

Darwin Deason	Chairman of the Board	1988
Lynn R. Blodgett	President and Chief Executive Officer	2005
John H. Rexford	Executive Vice President and Chief Financial Officer	2006
Joseph P. O’Neill	President and Chief Executive Officer, Public Strategies Washington, Inc.	1994
Frank A. Rossi	Chairman, FAR Holdings Company, L.L.C.	1994
J. Livingston Kosberg	Investor	2003
Dennis McCuistion	President, McCuistion & Associates, Inc.	2003
Robert B. Holland, III	Investor	2007

Business Experience of each Nominee

Set forth below is certain information with respect to each of the nominees for the office of director.

Darwin Deason, age 67, has served as our Chairman of the Board since our formation in 1988. Mr. Deason also served as Chief Executive Officer from our formation until February 1999. Prior to our formation, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and also serving on the boards of various subsidiaries of MTech and MCorp.

Lynn R. Blodgett, age 52, has served as President and Chief Executive Officer since November 2006 and has served as a director since September 2005. Mr. Blodgett previously served as Executive Vice President and Chief Operating Officer from September 2005 to November 2006. Prior to that time he had served as Executive Vice President and Group President — Commercial Solutions Group since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that we acquired in 1996).

John H. Rexford, age 50, has served as Executive Vice President and Chief Financial Officer and has been a director since November 2006. Prior to that time he had served as Executive Vice President Corporate Development since March 2001. From November 1996 until March 2001 he served as a Senior Vice President in our mergers and acquisitions function. For the period from November 1986 until November 1996, Mr. Rexford served in various capacities with Citicorp North America, Inc.

Joseph P. O’Neill, age 59, has served as a director since November 1994. Mr. O’Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991 he served as President of the National Retail Federation, a national association representing United States retailers.

Frank A. Rossi, age 69, has served as a director since November 1994. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994. Prior to that Mr. Rossi was employed by Arthur Andersen & Co. for over 35 years and, prior to his retirement in 1994, Mr. Rossi served in a variety of capacities for Arthur Andersen, including Managing Partner/Chief Operating Officer and as a member of the firm’s Board of Partners and Executive Committee.

J. Livingston Kosberg, age 70, has served as a director since September 2003. Mr. Kosberg previously served as a director from 1988 through 1991. Mr. Kosberg has been involved in a variety of industries including healthcare, finance, and construction and currently serves as an advisor to several investment funds. Since July 2004, Mr. Kosberg has been serving as a director of U.S. Physical Therapy, Inc. which operates outpatient physical and occupational therapy clinics. U.S. Physical Therapy is a publicly-traded company whose predecessor Mr. Kosberg founded in 1990 and for which he served as CEO from its inception until May 1995, as Chairman of the Board until May 2001, previously as a director until February 2002 and as interim Chief Executive Officer from July 2004 until October 2004.

Dennis McCuistion, age 64, has served as a director since September 2003. For the past 29 years, Mr. McCuistion has been President of McCuistion & Associates, providing consulting services to banks and businesses. Since 1990, Mr. McCuistion has served as executive producer and host of the nationally syndicated, award-winning McCuistion Program on PBS. Mr. McCuistion has also been an instructor for the American Institute of Banking for more than twenty years, and has been a faculty member for the Graduate School of Banking of the South, the Graduate School of Banking in Madison, Wisconsin, and the Southwestern Graduate School of Banking at Southern Methodist University. He is also a member of the National Association of Corporate Directors and the Society of International Business Fellows. Mr. McCuistion also served as a director of Cano Petroleum, Inc., a publicly traded company in the secondary oil recovery business from May 2006 until February 2007.

Robert B. Holland, III, age 54, has served as a director since January 2007. Mr. Holland represented the United States on the Board of Directors of the World Bank from 2002 through 2006 and served on its Audit Committee. He was managing partner of Texas Limited, a private consulting and investment partnership, from 1999 until 2002. From 1993 through 1999 he held various executive positions (including the positions of General Counsel, Chief Operating Officer and Chief Executive Officer) with Triton Energy Limited, a NYSE-listed company. Mr. Holland was with the law firm of Jackson Walker, LLP from 1977 through 1994 and was a partner when he left the law firm in 1994. He previously served on the Board of Directors of TCA Cable TV, Inc., a public company. He currently serves on the Board of Directors, and is Chairman of the Audit Committee, of Max Petroleum, plc, listed in the AIM part of the London Stock Exchange.

Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Corporate Governance

Director Independence

On February 3, 2004, our Board of Directors restated our Director Independence Standards to be consistent with the independence standards set forth in Section 303A.02 of the NYSE Listing Standards. The Board has made an affirmative determination that Messrs. Frank A. Rossi, Joseph P. O’Neill, J. Livingston Kosberg, Dennis McCuistion and Robert L. Holland, III are independent and have no material relationship with the Company. The Director Independence Standards, a copy of which is attached hereto as Appendix A, can be located on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions.

Corporate Governance Guidelines

On August 10, 2005, our Board of Directors restated our Corporate Governance Guidelines. The Corporate Governance Guidelines include, among other things:

•	submission of the auditors selected by our Audit Committee to stockholders for approval annually;

•	adoption of an auditor rotation policy;

•	formation of a Nominating and Corporate Governance Committee comprised solely of independent directors;

•	the implementation of stock ownership guidelines for both directors and executive officers;

•	a prohibition on stock option re-pricing;

•	formalization of the ability of independent directors and committees of the Board of Directors to retain outside advisors;

•	formation of a Compensation Committee comprised solely of independent directors;

•	performance of a periodic formal Board evaluation; and

•	limitation of the number of additional company boards a director may serve on to a maximum of four.

Our Corporate Governance Guidelines are available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. Our Corporate Governance Guidelines are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.

Board of Directors Committees and Meetings

During fiscal year 2006, we had four standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Special Transaction Committee and the Nominating and Corporate Governance Committee. The charters for each committee are available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions.

Audit Committee

During fiscal year 2006 and until January 24, 2007 our Audit Committee consisted of four independent directors (Messrs. Rossi (Chairman), O’Neill, Kosberg and McCuistion). On January 24, 2007, Mr. Holland was elected as a director and our Audit Committee was reconstituted to consist of three members (Messrs. Rossi (Chairman), McCuistion and Holland). All of such Audit Committee members are independent as defined in the current New York Stock Exchange listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission, the Board of Directors determined that Mr. Rossi (i) possessed those attributes, which were gained through his years of public accounting experience as summarized in this proxy statement under Proposal 1 beginning on page 3 and he was designated as the Audit Committee Financial Expert and (ii) is “independent” as that term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act.

The Audit Committee of the Board of Directors is responsible for:

•	monitoring the integrity of our consolidated financial statements;

•	discussing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and reported earnings prior to the release thereof to the public;

•	monitoring our auditing, accounting and financial reporting processes;

•	monitoring our system of internal controls and the independence and performance of our internal auditors; and

•	appointing and monitoring our independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007, subject to ratification by our stockholders. The Audit Committee operates under a written charter that was restated by the Board of Directors on May 25, 2006, a copy of which is attached hereto as Appendix B and is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. Our Audit Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. The Report of the Audit Committee for fiscal year 2006 is included in this proxy statement on page 39.

Compensation Committee

During fiscal year 2006 and until January 24, 2007 the Compensation Committee consisted of two independent directors (Messrs. Kosberg and O’Neill). On January 24, 2007, Mr. Holland was elected as a director and our Compensation Committee was reconstituted to consist of three members (Messrs. Kosberg (Chairman), O’Neill and Holland). All of such Compensation Committee members are independent as defined in the current New York Stock Exchange listing standards. The Compensation Committee is responsible for:

•	recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of our executive officers (including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers);

•	compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the review of compensation to executive officers whose annual compensation exceeds $1 million so that such amounts may be deductible by us for federal income tax purposes; and

•	the grant of all awards under the stock option plans (other than those to independent directors).

A copy of the restated Compensation Committee Charter approved by the Board of Directors on February 3, 2004 is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix D to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004. Our Compensation Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. The Report of the Compensation Committee for fiscal year 2006 is included in this proxy statement beginning on page 35.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of two independent directors (Messrs. McCuistion and O’Neill). Mr. McCuistion served as the Chairman of the Nominating and Corporate Governance Committee throughout fiscal year 2006 and has continued to serve in such capacity during fiscal year 2007. The Nominating and Corporate Governance Committee is responsible for considering, evaluating and recommending to the Board the slate of director nominees. Recommendations of director nominees by the Nominating and Corporate Governance Committee are subject to the approval of Mr. Deason pursuant to his Employment Agreement with us dated February 16, 1999, as amended. On September 11, 2003, our Board of Directors approved the Nominating and Corporate Governance Committee Charter, a copy of which is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix E to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004. Our Nominating and Corporate Governance Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.

In fiscal year 2006, the Nominating and Corporate Governance Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board of Directors. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors set forth in our Corporate Governance Guidelines and our current requirements, the Nominating and Corporate Governance Committee determined that our current directors possess the appropriate skill level, expertise and qualifications and recommended that Messrs. Deason, Blodgett, Rexford, Rossi, O’Neill, Kosberg, McCuistion and Holland be re-elected to the Board of Directors. Mr. Deason approved the nominees recommended by the Nominating and Corporate Governance Committee.

•	Director Qualifications. The Nominating and Corporate Governance Committee establishes the qualifications for directors and reviews them annually with the Board of Directors. The Nominating and Corporate Governance Committee seeks director candidates with the ability to make a significant contribution to the Board of Directors and the stockholders based on their background, skill and expertise. To be recommended by the Nominating and Corporate Governance Committee, a director nominee should also possess the qualifications set forth in the Corporate Governance Guidelines, including integrity, wisdom, judgment, policy-making experience, complementary areas of expertise, and sufficient time to devote to applicable Board and committee activities.

•	Identification and Evaluation of Director Candidates. The Nominating and Corporate Governance Committee identifies, screens and recommends a qualified slate of nominees to the Board of Directors for election each fiscal year based on the qualifications set forth above and the need to fill vacancies or expand the size of the Board. The Nominating and Corporate Governance Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Nominating and Corporate Governance Committee may use a variety of sources to identify director nominees, including third-party search firms and stockholder recommendations. Candidates recommended by our stockholders are generally evaluated in the same manner as candidates from other sources. However, the Nominating and Corporate Governance Committee will seek additional information concerning the relationship between the stockholder and the stockholder candidate to assess whether such nominee has the ability to represent the interests of a broad range of stockholders.

•	Stockholder Recommendations of Director Nominees. Any of our stockholders entitled to vote for the election of directors may recommend for nomination one or more persons for election to our Board of Directors. Pursuant to Section 7 of our Corporate Governance Guidelines and Section 8(c) of our Bylaws, to be considered by the Nominating and Corporate Governance Committee, recommended stockholder nominees for election to the Board of Directors must be received not more than 150 calendar days nor less than 120 calendar days prior to the date our proxy statement was released to stockholders for our previous annual meeting, unless our annual meeting date has moved by more than 30 days from the first year anniversary of the previous year’s annual meeting, in which case the Board of Directors shall provide a reasonable time for stockholders to provide their nominees for election. For information regarding the deadline for submission of stockholder nominees for director in connection with our 2007 Annual Meeting of Stockholders, please see the section entitled “STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING” beginning on page 42.

Recommendations for nominees should be submitted to the Nominating and Corporate Governance Committee by following our method for stockholders to communicate with our Board of Directors which is published on our web site at http://www.acs-inc.com under the Investor Relations and Corporate Governance captions. Written recommendations should be submitted to ACS Board of Directors, Affiliated Computer Services, Inc., Box No. 100-411, 1220 L Street, NW, Washington, DC 20005 or by e-mail to director@acs-inc.com. Recommendations must include (i) the nominee’s name, (ii) the nominee’s resume or curriculum vitae, (iii) a summary demonstrating how the nominee meets the qualifications set forth in Section 8 of our Corporate Governance Guidelines, and (iv) the submitting stockholder’s name, number of shares held and a description of any arrangement or understanding between such stockholder and the proposed nominee.

Special Transaction Committee

The Special Transaction Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, our Class A common stock, or other consideration with a dollar value of up to $100,000,000. The Special Transaction Committee has delegated to the Chief Executive Officer the authority to consider, evaluate, and approve the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash or other consideration with a dollar value of up to $50,000,000.

Fiscal Year 2006 Meetings

During the fiscal year ended June 30, 2006, there were twenty-eight (28) meetings of our Board of Directors. During the fiscal year, there were thirteen (13) meetings held by the Audit Committee and five (5) executive sessions of the Audit Committee to meet with our independent registered public accounting firm, the vice president of internal audit and other outside consultants, nine (9) meetings held by the Compensation Committee, four (4) meetings held by the Nominating and Corporate Governance Committee and one (1) meeting held by the Special

Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which they are members during their respective tenures.

Executive Sessions and Lead Independent Director

In compliance with the requirements of the New York Stock Exchange, our Corporate Governance Guidelines require the non-management directors to meet at least twice annually in regularly scheduled executive sessions. Mr. O’Neill, as Lead Independent Director, presides over non-management director executive sessions. Four (4) executive sessions were held in fiscal year 2006. However, during fiscal year 2006 the independent directors met on a number of other occasions as the “Special Committee” to consider alternatives to enhance stockholder value and as the “Ad Hoc Committee” in connection with matters related to the internal investigation that was conducted by independent counsel concerning stock option matters.

Attendance at Annual Meeting

It is our policy that all nominees for election or re-election to our Board of Directors at an annual meeting attend the annual meeting. All nominees for election to the Board of Directors for fiscal year 2006 attended the 2005 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders may communicate with any member of the Board of Directors, or in the alternative, with the non-management directors as a group by submitting an e-mail to director@acs-inc.com or by sending a written communication to: ACS Board of Directors, Affiliated Computer Services, Inc., Box No. 100-411, 1220 L Street, NW, Washington, DC 20005. Stockholders may also call toll free and leave a message for the Board of Directors, the presiding director or the non-management directors at (866) 414-3646.

Code of Conduct

We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. Our Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees and directors and a Code of Ethics for Senior Financial Officers that applies to designated financial and accounting officers, including the CEO, CFO and Chief Accounting Officer. Both of these codes are posted on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers, if any, by posting such information on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. Our Code of Ethical Business Conduct and our Code of Ethics for Senior Financial Officers are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.

PROPOSAL 2

APPROVAL OF FISCAL YEAR 2007 PERFORMANCE-BASED
INCENTIVE COMPENSATION FOR CERTAIN
OF OUR EXECUTIVE OFFICERS

The Code limits our tax deduction for expense in connection with compensation of our chief executive officer and our four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer.

At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to our executive officers for fiscal year 2007. Executive officer compensation for fiscal year 2007, for each of our executive officers, excluding our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer — Commercial Solutions Group and Chief Operating Officer — Government Solutions Group (all of whom shall participate in the Special Executive FY07 Bonus Plan described in Proposal 3), will consist of a base salary, bonus compensation under our fiscal year 2007 performance-based incentive compensation plan and awards under the 2007 Equity Plan (if approved by the stockholders) and will be based on criteria that are similar to the criteria used in fiscal year 2006. There are approximately seven hundred twenty-five (725) of our officers and other senior management personnel who will participate in the fiscal year 2007 performance-based incentive compensation plan, including three (3) of our executive officers (our Chairman of the Board, our Executive Vice President, Corporate Secretary and General Counsel and our Executive Vice President, Finance and Accounting). See “Report of the Compensation Committee on Executive Compensation.” The Chairman of the Board, the Executive Vice President, Corporate Secretary and General Counsel and the Executive Vice President, Finance and Accounting will be entitled to receive up to 250%, up to 150% and up to 100% of their base salaries, respectively, upon achievement of bonus performance goals, which include our achievement of pre-established growth performance goals in the following five targeted financial measures: consolidated revenues; consolidated earnings before interest and taxes; consolidated earnings before interest, taxes, depreciation and amortization; consolidated earnings per share and a cash flow metric. The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for each of the Chairman of the Board, and the Executive Vice President, Corporate Secretary and General Counsel. We believe that the incentive-related provisions provide performance incentives that are and will be beneficial to our stockholders.

Since the amounts payable under the performance-based incentive compensation plan are dependent on our financial performance, the actual amounts are not currently determinable. None of our executive officers earned incentive bonuses in the fiscal year ended June 30, 2006 (however, discretionary bonuses were paid to each of the Group Presidents of the Commercial Solutions and Government Solutions Groups; to one of our other current executive officers, but who was not an executive officer at the time of payment; and, in accordance with his agreement with us, one of our executive officers was paid a commission for acquisitions and divestures during the fiscal year) . None of our executive officers would have earned any bonus if the performance-based incentive compensation plan for the fiscal year ending June 30, 2007 had been in effect for the fiscal year ending June 30, 2006. The following table sets forth information regarding the maximum incentive compensation that may be earned by the executive officers under the fiscal year 2007 performance-based incentive compensation plan in fiscal year 2007.

Maximum Incentive
Name and Position	Compensation(1)

Darwin Deason	$2,294,335
Chairman of the Board
All Eligible Executive Officers (3 persons)	$3,145,585
Former Officers:
Mark A. King	(2)
Former President and Chief Executive Officer
Warren D. Edwards	(3)
Former Executive Vice President and Chief Financial Officer

(1)	The amount shown in this column was calculated utilizing the fiscal year 2007 base salary and bonus percentages for each officer and the pre-established fiscal year 2007 growth performance goals in the five targeted financial measures assuming achievement of one hundred percent of such goals.

(2)	Mr. King resigned as a director and our Chief Executive Officer effective as November 26, 2006. He did not receive any performance-based incentive compensation for fiscal year 2006 and will not receive any performance-based incentive compensation thereafter.

(3)	Mr. Edwards resigned as Chief Financial Officer effective as of November 26, 2006. He did not receive any performance-based incentive compensation for fiscal year 2006 and will not receive any performance-based incentive compensation thereafter.

The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to approve the performance-based incentive compensation for our executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE FISCAL YEAR 2007 PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN FOR OUR EXECUTIVE OFFICERS.

PROPOSAL 3

APPROVAL OF SPECIAL EXECUTIVE FY07 BONUS
PLAN FOR CERTAIN OF OUR EXECUTIVE OFFICERS

As indicated in Proposal 2, the Code limits our tax deduction for expense in connection with compensation of our chief executive officer and our four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer. The performance goals must be established before the first 25% of the period of service to which the performance goal relates has elapsed. Due to the resignation of certain executive officers, and as a result, the promotion of certain other executive officers, the Compensation Committee desired to change the bonus amounts of the promoted executive officers. In order to comply with Section 162(m) of the Code, this Special Executive FY07 Bonus Plan was created with a short performance period beginning December 1, 2006 through June 30, 2007, to coincide with the period the promoted officers are to serve in their new positions during fiscal year 2007.

At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer — Commercial Solutions Group and Chief Operating Officer — Government Solutions Group (together, the “Selected Officers”) for fiscal year 2007 pursuant to our Special Executive FY07 Bonus Plan. The Selected Officers’ compensation for fiscal year 2007 will consist of a base salary, bonus compensation and awards under the 2007 Equity Plan (if approved by the stockholders) and will be based on criteria that are similar to the criteria used in fiscal year 2006. The Selected Officers (other than Mr. Rexford) will be entitled to receive varying percentages (up to 200% for the President and Chief Executive Officer, and up to 150% for each of the Chief Operating Officer — Commercial Solutions Group and Chief Operating Officer — Government Solutions Group) of their base salaries upon achievement of bonus performance goals for the performance period beginning December 1, 2006 and ending June 30, 2007 (to be referred to as the “performance period”), which include our achievement of pre-established growth performance goals in the following five targeted financial measures: consolidated revenues; consolidated earnings before interest and taxes; consolidated earnings before interest, taxes, depreciation and amortization; consolidated earnings per share and a cash flow metric. Mr. Rexford will be provided the greater of (i) up to 150% of his base salary upon achievement of his bonus performance goals, which include our achievement of pre-established growth performance goals in the targeted financial measures described above; or (ii) any commissions earned for acquisitions completed during the performance period, not to exceed 150% of his base salary. The maximum bonus that any Selected Officer may receive for the fiscal year 2007 will be $1,500,000. The bonus performance goals have been established by the Compensation Committee and approved by the Board of Directors for all Selected Officers. We believe that the incentive-related provisions provide performance incentives that are and will be beneficial to our stockholders.

Since the amounts payable under the Special Executive FY07 Bonus Plan are dependent on our financial performance, the actual amounts are not currently determinable. None of our executive officers earned incentive bonuses in the fiscal year ended June 30, 2006 (however, discretionary bonuses were paid to each of the Group Presidents of the Commercial Solutions and Government Solutions Groups; and to one of our other executive officers who, in accordance with his agreement with us, was paid a commission for acquisitions and divestures during the fiscal year). The Special Executive FY07 Bonus Plan was proposed for a limited purpose and is unique in the measurement of performance parameters and is for a specific performance period that is different from prior years. Consequently, it is not possible to determine whether any of our executive officers would have earned any bonus if the Special Executive FY07 Bonus Plan for the fiscal year ending June 30, 2007 had been in effect for the fiscal year ending June 30, 2006. The following table sets forth information regarding the maximum incentive compensation that may be earned by the executive officers under the Special Executive FY07 Bonus Plan in fiscal year 2007.

Name and Position	Maximum Incentive Compensation(1)

Lynn Blodgett	$1,500,000
President and Chief Executive Officer
John Rexford	$750,000
Executive Vice President and Chief Financial Officer
Tom Burlin	$750,000
Chief Operating Officer — Government Solutions Group
Ann Vezina	$750,000
Chief Operating Officer — Commercial Solutions Group
All Eligible Executive Officers (4 persons)	$3,750,000

(1)	The amount shown in this column was calculated utilizing the fiscal year 2007 base salary and bonus percentages for each officer and the pre-established fiscal year 2007 growth performance goals in the five targeted financial measures assuming achievement of one hundred percent of such goals.

The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to approve the Special Executive FY07 Bonus Plan.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SPECIAL EXECUTIVE FY07 BONUS PLAN FOR CERTAIN OF OUR EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2007, subject to ratification by the stockholders. PricewaterhouseCoopers LLP was also our independent registered public accounting firm for fiscal year 2006. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our Bylaws, other governing documents or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2007 if it is determined that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares of our Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2006	2005
	(in thousands)

Audit Fees	$3,741	$2,773
Audit-Related Fees	412	154
Tax Fees	87	313
All Other Fees	93	6

Total Fees	$4,333	$3,246

Audit Fees includes fees for assistance with and review of documents filed with the SEC, including our annual and interim financial statements and required consents. Fiscal year 2006 and fiscal year 2005 Audit Fees also include fees for the audit of internal controls over financial reporting and management’s evaluation of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include fees for accounting consulting services and matters related to mergers, acquisitions and divestitures. Tax Fees include fees for tax consulting and tax compliance and preparation work. All Other Fees include fees for research tools.

The Audit Committee has approved all of our independent registered public accounting firm’s engagements and fiscal year 2006 and 2005 fees presented above. All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in the current Audit Committee Charter, which is attached hereto as Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

PROPOSAL 5

APPROVAL AND ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN

The Board of Directors adopted the 2007 Equity Incentive Plan (the “2007 Equity Plan”) on April 19, 2007, subject to stockholder approval. The 2007 Equity Plan is intended to replace our 1997 Stock Incentive Plan (the “1997 Stock Plan”), which was approved by our stockholders in 1997. Pursuant to the terms of the 1997 Stock Plan, any options already granted under the 1997 Stock Plan shall remain in full force and effect. Upon approval by the stockholders of the 2007 Equity Plan, no further grants will be made under the 1997 Stock Plan. The purposes of the 2007 Equity Plan are to allow us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, non-employee directors and consultants and to promote the success of our business. The 2007 Equity Plan, as proposed, provides for grants of nonqualified stock options, incentive stock options, and stock appreciation rights to employees (including employee directors), non-employee directors and consultants who perform services for us or our affiliates.

Plan Highlights

•	The Plan authorizes the issuance of up to 15,000,000 shares. There are no formulas in the plan to increase the number of shares available.

•	The maximum number of shares that can be issued to any one individual in any fiscal year is 750,000.

•	There are provisions that automatically adjust the number of shares available upon any stock split or similar reorganization.

General Summary of Terms of the 2007 Equity Plan

The following is a summary of the important terms of the 2007 Equity Plan. The full text of the 2007 Equity Plan is attached to this proxy statement as Appendix C. Please refer to Appendix C for a more complete description of the terms of the 2007 Equity Plan.

Eligibility.  Any officers, employees, non-employee directors or consultants who perform services for us or our affiliates who are selected by our Compensation Committee may participate in the 2007 Equity Plan. We currently have approximately 58,000 employees, seven of whom are executive officers. Additionally, there are currently five non-employee directors. The number of consultants who perform services for us or our affiliates, as well as the scope of their services, fluctuates. Consequently it is impractical to determine the number of consultants who may be eligible to participate in the 2007 Equity Plan.

Administration.  The 2007 Equity Plan will be administered by the Compensation Committee, which will have full and final authority to select persons to receive awards and establish the terms of such awards, unless authority is specifically reserved (i) to our Board of Directors under the 2007 Equity Plan, (ii) by our certificate of incorporation, as amended, (iii) by our Bylaws, or (iv) by other applicable law.

Effective Date; Plan Termination.  The 2007 Equity Plan will become effective as of the date of approval by the stockholders. No award may be granted under the 2007 Equity Plan more than 10 years after the date it becomes effective.

Stock Subject to the 2007 Equity Plan.  Subject to adjustments, the maximum number of shares of our Class A common stock that may be awarded under the 2007 Equity Plan is 15,000,000 shares. There is no provision in the 2007 Equity Plan to award restricted stock or restricted stock units. No participant under the 2007 Equity Plan may be granted awards of more than 750,000 shares of stock in any fiscal year, subject to adjustments as described below. We may reserve for the purposes of the 2007 Equity Plan, out of our authorized but unissued shares of stock, such number of shares of stock as shall be determined by our Board of Directors. The maximum number of shares of stock available for grant shall be reduced by the number of shares in respect of which any award is granted or denominated. Shares of stock allocable to an expired, canceled, forfeited or otherwise terminated portion of an award may again be the subject of awards granted under the 2007 Equity Plan. The closing price of our Class A common stock on April 23, 2007 was $61.45 as reported on the New York Stock Exchange.

Options.  Under the 2007 Equity Plan, we may grant incentive stock options and nonqualified stock options. We may grant incentive stock options under the 2007 Equity Plan to any person employed by us or any of our affiliates. The exercise price for incentive stock options granted under the 2007 Equity Plan may not be less than 100% of the fair market value of the common stock on the option grant date (110% in the case of an employee who owns more than 10% of the total combined voting power of all classes of our common stock). The 2007 Equity Plan also provides for grants of nonqualified stock options to any officers, employees, non-employee directors or consultants performing services for us or our affiliates. The exercise price for nonqualified stock options granted under the 2007 Equity Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The purchase price of stock acquired pursuant to the exercise of an option may be paid (1) with shares of our stock, which must have been held by the participant for at least six months if such shares were acquired upon exercise of a compensatory stock option; (2) through a “cashless exercise” procedure that is acceptable to the Compensation Committee and does not violate the Sarbanes-Oxley Act of 2002, or any other applicable law; (3) in cash or by check or other negotiable instrument or promissory note at the time of purchase if permitted by the Compensation Committee; (4) subject to applicable law, in any other form of legal consideration that may be acceptable to the Compensation Committee in its discretion; or (5) any combination of the above.

Upon termination of a participant’s employment or other service with us for cause, both the vested and unvested portions of any outstanding option held by the participant shall immediately be forfeited and will no longer be exercisable. If a participant’s employment or other service with us terminates other than for cause, the vested portion of any outstanding nonstatutory stock option held by the participant shall remain exercisable to the extent provided in the agreement granting the option, for up to six months, and in the case of an incentive stock option shall be exercised within 3 months of the date of termination (12 months if the termination was the result of a disability), but only to the extent exercisable on the date of termination.

Stock Appreciation Rights.  Under the 2007 Equity Plan, the Compensation Committee will be authorized to grant Stock Appreciation Rights or SARs. The exercise price of each SAR shall be determined by the Compensation Committee and may not be less than the fair market value of a share of stock on the date of grant. The full or partial exercise of a SAR award that provides for stock settlement shall be made only by a written notice specifying the number of SARs with respect to which the award is being exercised. Upon the exercise of any SARs, the participant is entitled to receive an amount in cash determined by multiplying (a) the appreciation value by (b) the number of SARs being exercised, minus the number of shares withheld for payment of taxes.

Change of Control.  In the event of a change of control, our 2007 Equity Plan provides that the grant agreement may provide that all outstanding options shall become vested and exercisable and all other awards shall become vested effective the day immediately prior to the change of control. A change of control under the 2007 Equity Plan is the merger, consolidation or other reorganization with or into another person, entity or group of entities under common control or the sale of a majority of our outstanding capital stock or all or substantially all of our assets to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale, more than 50% of the combined voting power of the then outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than 50% of our combined voting power prior to such transaction. However, (i) any transaction that is effected by the Company for the purposes of internal corporate restructuring of the Company and its affiliated companies, which results in any or all of the combined voting power of the voting securities of the Company being held by an entity affiliated with the Company immediately prior to such transaction, or (ii) any transaction or series of transactions, which results in the ownership by Darwin Deason, and/or any person, entity or group of entities that he controls, of more than 50% of the combined voting power of the Company, shall not constitute or result in a change of control.

Adjustments.  The 2007 Equity Plan provides that, subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding award, the number of shares of common stock that have been authorized for issuance under the 2007 Equity Plan, as well as the price per share of common stock covered by each such outstanding award, and the limit on the number of shares that may be issued to an individual (as provided in 2007 Equity Plan) shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive. Unless otherwise provided in the 2007 Equity Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an Option.

Taxes.  At such times as a participant recognizes taxable income in connection with an award granted under the 2007 Equity Plan, the participant shall pay to us in cash or shares, or authorize the withholding of shares, in an amount equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by us in connection with the taxable event.

Changes to the 2007 Equity Plan and Awards.  The Board of Directors may amend, alter, suspend, discontinue or terminate the 2007 Equity Plan, except that any such action will be subject to the approval of our stockholders at or before the next annual meeting if stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which our stock may then be listed or quoted. However, no amendment or other change may materially impair the rights of any participant with respect to any outstanding award without the consent of such participant.

Federal Income Tax Consequences

The following discussion is a general summary of the principal United States federal income tax consequences under current law relating to awards granted to employees under the 2007 Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income or other tax consequences.

Stock Options.  An optionee will not recognize any taxable income upon the grant of a nonqualified stock option or an incentive stock option and we will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified stock option, the excess of the fair market value of common stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. Subject to any deduction limitation under Section 162(m) of the Code (which is discussed below), we will be entitled to a federal income tax deduction in the same amount and at the same time as (x) the optionee recognizes ordinary income or (y) if we comply with applicable income reporting requirements, the optionee should have reported the income. An optionee’s subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss.

On exercise of an incentive stock option, the holder will not recognize any income and we will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item of adjustment for alternative minimum tax purposes and may therefore result in alternative minimum tax liability to the option holder.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a “disqualifying disposition”), the holder will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be capital gain. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by a holder.

If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

Special rules may apply in the case of an optionee who is subject to Section 16 of the Exchange Act.

Stock Appreciation Rights.  A grantee generally will not recognize taxable income on the grant of a SAR, and ordinary income equal to the fair market value of the shares received on exercise of a SAR will be recognized upon exercise of the SAR. Cancellation of a related option grant on exercise does not alter such tax consequences.

Section 162(m) of the Code.  Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation,” the material terms of which are disclosed to and approved by the stockholders. Stock options granted under the 2007 Equity Plan will qualify as “performance-based compensation” because the exercise price for such options may not be less than the fair market value of the shares on the date of grant.

Section 280G of the Code.  Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other awards in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Section 409A of the Code.  Under new Section 409A of the Code, certain awards granted under the 2007 Equity Plan could be determined to be deferred compensation and subject to a 20% excise tax imposed on the service provider if the terms of the awards do not meet the requirements of Section 409A of the Code and any regulations or guidance issued thereunder. To the extent applicable, the 2007 Equity Plan is intended to comply with Section 409A of the Code to avoid the imposition of tax penalties. To that end, the Compensation Committee will interpret and administer the 2007 Equity Plan in accordance with Section 409A of the Code. In addition, any plan provision that is determined to violate the requirements of Section 409A of the Code will be void and without effect, and any provision that Section 409A of the Code requires that is not expressly set forth in the 2007 Equity Plan will be deemed to be included in the 2007 Equity Plan, and the 2007 Equity Plan will be administered in all respects as if any such provision were expressly included in the 2007 Equity Plan.

New Plan Benefits.  Grants and awards under the 2007 Equity Plan are within the discretion of the Compensation Committee (with respect to employees and consultants) and the Board of Directors (with respect to independent directors). The total benefits allocable under the 2007 Equity Plan in the future are not determinable until Compensation Committee or Board action. Our executive officers and directors have an interest in this proposal because they are eligible to receive awards under the 2007 Equity Plan. The following table sets forth for each of the executive officers named in the Summary Compensation Table on page 26, all current executive officers as a group, all current directors (who are not executive officers) as a group and all other current employees (including all current officers who are not executive officers) (a) the total number of shares subject to options granted during the last fiscal year and (b) the dollar value of such options.

Securities
Name	Dollar Value ($)(1)	Underlying Options

Darwin Deason	—	—
Chairman of the Board
Lynn Blodgett	—	—
President and Chief Executive Officer
John H. Rexford	—	—
Executive Vice President and Chief Financial Officer
Tom Burlin	—	—
Chief Operating Officer, Government Solutions Group
Mark A. King	—	—
Former President and Chief Executive Officer
Warren D. Edwards	—	—
Former Executive Vice President and Chief Financial Officer
Jeffrey A. Rich	—	—
Former Chief Executive Officer
All current executive officers as a group	-0-	55,000
All current directors (who are not executive officers)	-0-	30,000
All other employees	$240,065	1,503,500

(1)	Calculated by determining the difference between the fair market value of the securities underlying the option at June 30, 2006 ($51.61) and the exercise price of the option.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Class A common stock under the 2007 Equity Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2007 Equity Plan by our stockholders.

The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to approve the 2007 Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN.

PROPOSAL 6

STOCKHOLDER PROPOSAL: POLICY ON STOCKHOLDER ADVISORY VOTE TO RATIFY
NAMED EXECUTIVE OFFICER COMPENSATION AT FUTURE ANNUAL MEETINGS

Mr. Gerald W. McEntee on behalf of the American Federation of State, County and Municipal Employees (“AFSCME” or “proponent”) located at 1625 L. Street N.W., Washington, D.C. 20036, owner of at least $2,000 of our Class A common stock for more than one year, has informed us that a representative of such stockholder intends to present a proposed resolution at the Annual Meeting. The text of the proposed resolution and the supporting statement of AFSCME are printed below verbatim from its submission.

RESOLVED, that stockholders of Affiliated Computer Services (“ACS”) urge the board of directors to adopt a policy that ACS stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT OF AMERICAN FEDERATION OF STATE, COUNTY AND MUNICIPAL EMPLOYEES

In our view, senior executive compensation at ACS has not always been structured in ways that best serve stockholders’ interests. For example, ACS’s investigation into backdating found that former CEOs Mark King and Jeffrey Rich and former CFO Warren Edwards “used hindsight to select favorable grant dates” for their stock options. Also, from 2003 — 2005, Chairman Darwin Deason was provided more than $1 million for security systems and equipment as well as security advice and personal protection services, although ACS states these costs were “incurred as a result of business-related concerns” and does not classify them as a perquisite.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with enough mechanisms for provided input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge ACS’s board to allow stockholders to express their opinion about senior executive compensation at ACS by establishing an annual referendum process. The results of such a vote would, we think, provide ACS with useful information about whether stockholders view the company’s senior executive compensation, as reported each year, to be in stockholders’ best interests.

We urge stockholders to vote for this proposal.

THE POSITION OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 6:

The proponent requests that ACS adopt a practice of submitting the compensation of our named executive officers to our stockholders for a non-binding advisory vote on an annual basis. The Board of Directors recommends that our stockholders vote AGAINST the proposal.

As a general matter, we are guided by a thoughtful, performance-based executive compensation philosophy based on the ideal that total executive compensation should vary based on our achievement of defined financial and non-financial goals and objectives, both individual and corporate. Our Compensation Committee, which is composed entirely of independent directors and has no direct interest in the compensation it awards, oversees our executive compensation and provides our executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity while retaining an emphasis on performance. For more information regarding our compensation philosophy and process with regards to our executive officers, please see the section entitled “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” beginning on page 35; also, please note that under the new SEC rules, the proxy statements for our future annual meetings will contain additional disclosure regarding our compensation philosophy and process. In addition, our stockholders are currently able to influence executive compensation not only through the election of Directors, but also through other exercises of stockholder franchise such as approval of performance-based incentive compensation for certain of our executive officers and our equity incentive plans. These plans outline the aggregate level of awards that can be granted, the specific provisions under which awards can be made, and the performance metrics and other award features that must be incorporated.

With respect to specific compensation levels, the following table reflects the annual revenue and earnings before taxes of the Company for the last five years and the annual compensation (salary and bonus) paid to our named executive officers in each of those years.

				Aggregate Annual
				Compensation
				(Salary and Bonus)
Fiscal Year Ended				of Named Executive
June 30	Revenue	Operating Income		Officers
	(in thousands)	(in thousands)		(in thousands)

2006	5,353,661	617,284		3,058
2005	4,351,159	647,484	(1)	5,953
2004	4,106,393	834,745	(1)	7,752
2003	3,787,206	508,784	(1)	7,846
2002	3,062,918	391,385	(1)	6,263

(1)	As restated in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006.

The Compensation Committee considers growth in revenue and operating income to be two of the elements that should reflect increasing stockholder value. As can be noted from this table, operating income did not grow in fiscal years 2005 and 2006 and, as a result, there was a significant reduction in the aggregate compensation of the named executive officers, clearly reflecting our philosophy that compensation varies based on achievement. Based on a study commissioned by the Compensation Committee, the compensation paid to the CEO, COO and CFO in fiscal year 2006 is in the lowest 25th percentile for companies in our outsourcing peer group. This historical data firmly supports our belief that our executive compensation philosophy is aligned with stockholder interests.

The proponent argues for adoption of the advisory vote based on its purported successes in the United Kingdom. However, the advisory vote process in the United Kingdom is mandated by law, applying to all public companies in that jurisdiction. In the U.S. there are no such legal requirements. The adoption of this proposal would put ACS at a competitive disadvantage with similarly situated competitors who do not have such a process in place, and would ultimately have a negative impact on stockholder value. We believe the adoption of this proposal may lead senior executive candidates, motivated by negative perceptions on their compensation promulgated by this process, to consider opportunities at our competitors who do not have a similar practice in place.

Any change requiring stockholders to vote in an advisory capacity on executive compensation, should be done within a legal and regulatory framework that is developed after full analysis of the public policy and economic issues involved, and on a uniform basis for all public companies, as in the United Kingdom. A uniform legal and regulatory framework would reduce the chance that any company would be at a competitive disadvantage. The development of such a legal and regulatory framework would provide an opportunity to deal with such questions as: the international competitive impact of adopting an advisory vote requirement, whether the advisory vote process would work in the U.S. where shareholding is more dispersed than in other countries, the practical and legal issues around discussing compensation decisions with stockholders in advance of annual meetings and many other significant issues.

Adopting the proposal would be premature, unwise and detrimental to ACS’s stockholders, given the inequities and uncertainties that would arise from implementation of an advisory vote on a company by company basis, following a model designed for use where the law is applied uniformly and in which the ownership structure of companies differs vastly from that in the U.S. In addition, the concerns raised by this proposal have been addressed by the current design of our compensation philosophy; therefore adopting this proposal is unnecessary and unduly restrictive.

We do not believe the non-binding advisory vote called for in the stockholder proposal will provide any additional information about the compensation of our named executive officers, as the proponent suggests, nor is it in the best interests of our stockholders. In addition, the results of the requested advisory vote cannot be expected to provide the Company with meaningful results, since, even if the stockholders do not ratify compensation decisions, the source of stockholder dissatisfaction will not necessarily be clear, much less what actions the Company should take in response.

The Board and the Compensation Committee are aware of our stockholders’ interest in our executive compensation practices, and we exercise care and discipline in determining and disclosing executive compensation. ACS and the Board also continue to make themselves available for direct communication with our stockholders (please see the section entitled “Stockholder Communications” beginning on page 9).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 13, 2007, the record date, certain information with respect to the shares of Class A common stock and the Class B common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers, and (iii) all of our executive officers and directors as a group.

				Amount
	Amount and	Percent of		and Nature	Percent of
	Nature of	Total Shares		of	Total Shares	Percent of Total
	Beneficial	of Class A		Beneficial	of Class B	Shares of Class A
	Ownership of	Common		Ownership	Common	and Class B		Percent of
	Class A	Stock		of Class B	Stock	Common Stock		Total Voting
	Common	Owned		Common	Owned	Owned		Power Owned
Name	Stock	Beneficially		Stock	Beneficially	Beneficially		Beneficially(1)

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
Capital Group Companies(2) 333 South Hope Street 55th Floor Los Angeles, CA 90071	10,035,633	10.85%		—	—	10.12%		6.33%
Capital Research and Management Company(3) 333 South Hope Street 55th Floor Los Angeles, CA 90071	5,317,500	5.75%		—	—	5.36%		3.35%
Pzena Investment Mgmt.(4) 120 West 45th Street, 20th Floor New York, NY 10036	4,847,463	5.24%		—	—	4.89%		3.06%
SECURITY OWNERSHIP OF MANAGEMENT
Darwin Deason(5)	2,619,439	2.81%		6,599,372	100%	9.24%		41.59%
Lynn Blodgett(6)	413,500		*	—	—		*	*
Tom Burlin(7)	20,000		*	—	—		*	*
Frank A. Rossi(8)	65,500		*	—	—		*	*
Joseph P. O’Neill(9)	103,120		*	—	—		*	*
J. Livingston Kosberg (10)	18,500		*	—	—		*	*
Dennis McCuistion(11)	14,095		*	—	—		*	*
All Current Executive Officers and Directors as a Group (12 persons)(12)	3,599,797	3.83%		6,599,372	100%	10.13%		41.97%
Named Executive Officers who have resigned since July 1, 2006
Mark A. King(13)	933,331		*	—	—		*	*
Warren D. Edwards(14)	300,308		*	—	—		*	*
All Current and Listed Former Executive Officers and Directors as a Group(15)	4,833,436	5.08%		6,599,372	100%	11.23%		42.42%

*	Less than 1%

(1)	In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) are aggregated. As of April 13, 2007, there were 92,530,441 shares of Class A common stock and 6,599,372 shares of Class B common stock issued and outstanding.

(2)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 14, 2007. Such stockholder has indicated that it has sole voting power with respect to 8,168,923 shares and no voting power with respect to the remaining shares and sole investment power with respect to all shares.

(3)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 14, 2007. Such stockholder has indicated that it has no voting power with respect to 5,317,500 shares and sole investment power with respect to all shares.

(4)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 13, 2007. Such stockholder has indicated that it has sole voting power with respect to 3,326,225 shares and no voting power with respect to the remaining shares and sole investment power with respect to all shares.

(5)	The shares of Class A common stock noted in the table include 630,000 shares of Class A common stock which are not outstanding but are subject to options exercisable within sixty days of April 13, 2007; and 6,545 shares owned by Mr. Deason through the ACS Employee Stock Purchase Plan. We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering 1,504,562 shares of Class A common stock owned by Mr. Deason. See discussion of Mr. Deason’s voting rights under the section entitled “Voting Rights of Our Chairman.”

(6)	Includes 412,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007.

(7)	Includes 20,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007.

(8)	Includes 15,500 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007.

(9)	Includes 75,500 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007.

(10)	Includes 13,500 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007. All shares are held in the Livingston Kosberg Trust. Mr. Kosberg holds the sole voting power and sole investment power with respect to such shares as Trustee.

(11)	Includes 13,500 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007. All shares are held in the McCuistion and Associates, Inc. Profit Sharing Plan. Mr. McCuistion holds the sole voting power and sole investment power with respect to such shares.

(12)	Includes 1,515,900 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007; 2,335 shares of Class A common stock owned through the ACS 401(k) Plan; and 12,953 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan.

(13)	Includes 838,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007; 46,875 shares of Class A common stock owned through King Partners, Ltd., for which Mr. King holds the sole voting and investment power as manager of the general partner; 9,378 shares of Class A common stock owned by Mr. King’s spouse, to which Mr. King disclaims beneficial ownership; 2,343 shares of Class A common stock owned through the ACS 401(k) Plan; and 5,986 shares of Class A common stock owned by Mr. King through the ACS Employee Stock Purchase Plan. Mr. King resigned as a director and our President and Chief Executive Officer effective as of November 26, 2006.

(14)	Includes 295,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007; and 434 shares owned through the ACS 401(k) Plan. Mr. Edwards resigned as our Executive Vice President and Chief Financial Officer effective as of November 26, 2006.

(15)	Includes 2,648,900 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of April 13, 2007; 5,112 shares of Class A common stock owned through the ACS 401(k) plan; and 18,939 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan.

Deason Voting Agreement

During fiscal year 2006 the Board of Directors authorized a modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to 55.5 million shares of our Class A common stock. That Tender Offer was completed in March 2006 and 7.4 million shares of Class A common stock were purchased in the Tender Offer. In connection with the Tender Offer, Mr. Deason entered into a Voting Agreement with the Company dated February 9, 2006 (the “Voting Agreement”) in which he agreed to limit his ability to cause the additional voting power he would hold as a result of the Tender Offer to affect the outcome of any matter submitted to the vote of the stockholders of the Company after consummation of the Tender Offer. Mr. Deason agreed that to the extent his voting power immediately after the Tender Offer increased above the percentage amount of his voting power immediately prior to the Tender Offer, Mr. Deason would cause the shares representing such additional voting power (the “Excess Voting Power”) to appear, not appear, vote or not vote at any meeting or pursuant to any consent solicitation in the same manner, and in proportion to, the votes or actions of all stockholders including Mr. Deason whose Class A and Class B shares shall, solely for the purpose of proportionality, be counted on a one for one vote basis (even though the Class B shares have ten votes per share).

As the result of the purchase of 7.4 million shares of Class A common stock in the Tender Offer, Mr. Deason’s percentage increase in voting power above the percentage amount of his voting power immediately prior to the Tender Offer was approximately 1.5%.

The Voting Agreement will have no effect on shares representing the approximately 36.7% voting power of the Company held by Mr. Deason prior to the Tender Offer, which Mr. Deason will continue to have the right to vote in his sole discretion, or on any increase in his voting percentage as a result of any share repurchases by the Company. The Voting Agreement also does not apply to any Class A shares that Mr. Deason may acquire after the Tender Offer through his exercise of stock options, open market purchases or in any future transaction that we may undertake (including any increase in voting power related to any Company share repurchase program). Other than as expressly set forth in the Voting Agreement, Mr. Deason continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.

The Voting Agreement will terminate on the earliest of (i) the mutual agreement of the Company (authorized by not less than a majority of the vote of the then independent and disinterested directors) and Mr. Deason, (ii) the date on which Mr. Deason ceases to hold any Excess Voting Power, as calculated in the Voting Agreement, or (iii) the date on which all Class B shares are converted into Class A shares.

Mr. Deason and a special committee of the Board of Directors have not reached an agreement regarding the fair compensation to be paid to Mr. Deason for entering into the Voting Agreement. However, whether or not Mr. Deason and our special committee are able to reach agreement on compensation to be paid to Mr. Deason, the Voting Agreement will remain in effect.

This summary of the Voting Agreement is qualified in its entirety by the terms of the Voting Agreement, which is filed as Exhibit 9.1 to our Quarterly Report on Form 10-Q filed February 9, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock held by such persons within a specified period of time. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us, as well as written representations from certain reporting persons in connection with filings that have or have not been made by them in connection with Section 16(a), and without further inquiry, all required forms were filed on time, except that William L. Deckelman, Jr., our Executive Vice President, General Counsel and Corporate Secretary, filed a Form 4 on February 1, 2006 with respect to the transfer of 1,904 shares on August 22, 2005, which transfer occurred as the result of a change in investment options made by Mr. Deckelman in the Company’s 401(k) Plan.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Other than Messrs. Deason, Blodgett and Rexford, who are standing for election to the Board of Directors and whose business experience is summarized in this proxy statement under Proposal 1 beginning on page 3, the following is a summary of the business experience of our executive officers:

Tom Burlin, age 49, has served as Chief Operating Officer — Government Solutions Group since December 2006. Prior to that, Mr. Burlin served as Executive Vice President and Group President — Government Solutions Group from June 2005. From July 1979 to May 2005, Mr. Burlin was employed by International Business Machines Corporation, most recently as their General Manager and Partner — US Federal and Global Government.

William L. Deckelman, Jr., age 49, has served as Executive Vice President, Corporate Secretary and General Counsel since March 2000. From March 2000 until September 2003 Mr. Deckelman served as one of our directors. From May 1995 to March 2000 Mr. Deckelman was in private law practice, and was a stockholder in the law firm of Munsch Hardt Kopf & Harr, P.C. in Austin, Texas from January 1996 until March 2000. Previously, Mr. Deckelman served as our Executive Vice President, Secretary and General Counsel from November 1993 until May 1995 and as our Senior Vice President, Secretary and General Counsel from February 1989 through November 1993.

Kevin Kyser, age 40, has served as Executive Vice President, Finance and Accounting since March 2007. Prior to that time Mr. Kyser served in the following capacities — Senior Vice President, Chief Financial Officer — Commercial Group from April 2006 to March 2007; as Senior Vice President, Investor Relations from October 2001 to April 2006; and Vice President, Corporate Controller from April 1997 to October 2001. In addition to six years of industry experience, Mr. Kyser served for approximately three years on the audit staff of KPMG.

Ann Vezina, age 44, has served as Chief Operating Officer — Commercial Solutions Group since December 2006. Prior thereto, Ms. Vezina served as a Managing Director, Business Process Solutions from May 2003 to March 2006, and as Executive Vice President and Group President — Commercial Solutions Group from March 2006. From July 1985 until May 2003, Ms. Vezina served in various capacities with Electronic Data Systems and was a Client Sales Manager at the time she departed EDS in May 2003.

DIRECTOR AND EXECUTIVE COMPENSATION

Director’s Compensation

Directors who are employees of ACS receive no compensation for their services as a Director. In fiscal year 2006, our non-management Directors were eligible to receive the following compensation for their services:

Fiscal Year 2006

• Independent Director Annual Retainer	$45,000
• Lead Independent Director Annual Retainer	$15,000
• Audit Committee Chair Annual Retainer	$15,000
• Nominating & Corporate Governance Committee Chair Annual Retainer	$5,000
• Compensation Committee Chair Annual Retainer	$5,000
• Board Meeting (in person)	$2,000
• Board Meeting (telephonic)	$1,000
• Audit Committee Meeting (in person)	$2,000
• Audit Committee Meeting (telephonic)	$1,000
• Annual Stock Option Grant	7,500 shares
• Initial Stock Option Grant	20,000 shares

In fiscal year 2006, a payment of $75,000 was made to Mr. O’Neill and payments of $60,000 each were made to Messrs. Rossi, Kosberg and McCuistion in recognition of the time and effort expended by them as members of the special committee, and in Mr. O’Neill’s case, as chairman of that committee, in evaluating the unsolicited discussions with a group of private equity investors regarding a possible sale of the Company.

Based on a study performed by an independent consultant, the Compensation Committee has recommended and the Board has approved the same levels of compensation for our non-management directors in fiscal year 2007. On January 22, 2007, the Board of Directors, on recommendation of the Compensation Committee, approved an increase in the Initial Stock Option Grant from 20,000 shares to 40,000 shares to enable us to attract the quality of individuals that the Board is seeking to serve as independent directors.

Mr. O’Neill currently holds options to purchase an aggregate of 92,500 shares of our Class A common stock, of which 75,500 of such options are vested and exercisable as of the record date. Mr. Rossi currently holds options to purchase 32,500 shares of our Class A common stock, of which 15,500 of such options are vested and exercisable as of the record date. Mr. Kosberg currently holds options to purchase an aggregate of 32,500 shares of our Class A common stock, 13,500 of which are vested and exercisable as of the record date. Mr. McCuistion currently holds options to purchase an aggregate of 32,500 shares of our Class A common stock, 13,500 of which are vested and exercisable as of the record date. Mr. Holland currently holds options to purchase an aggregate of 40,000 shares of our Class A common stock, none of which are vested and exercisable as of the record date.

Pursuant to our Executive Benefit Plan, as amended, directors are also eligible for reimbursement up to $1,000 annually for any physical examination for the director performed by a designated physician or other licensed physician of their choice.

Summary of Named Executive Officers’ Cash and Other Compensation

The following table sets forth certain information regarding compensation paid for all services rendered to us in all capacities during fiscal years 2006, 2005, and 2004 by our chief executive officer, our four other of our most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during fiscal year 2006 and our former CEO who resigned during fiscal year 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
						Awards		Payouts
	Annual Compensation					Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
Name and Principal				Compensation		Award(s)	Options/	Payouts	Compensation
Position	Year	Salary($)	Bonus ($)	($) (1)		($) (2)	SARs (#)	($) (3)	($)

Darwin Deason	2006	845,447	—	252,102	(4)	—	—	—	6,884	(5)
Chairman of the Board	2005	803,982	1,058,989	161,791		—	—	—	6,102
	2004	779,470	1,733,327	154,278		—	300,000	—	5,500
Mark A. King	2006	687,316	—	65,814	(7)	—	—	—	4,030	(8)
President & Chief	2005	550,000	507,114	—		—	375,000	—	3,719
Executive Officer(6)	2004	550,000	856,134	—		—	100,000	—	3,598
Lynn Blodgett	2006	554,998	—	—		—	—	—	1,209	(10)
Executive Vice	2005	450,000	355,639	—		—	300,000	—	875
President and Chief	2004	375,000	500,338	—		—	100,000	—	644
Operating Officer(9)
Warren D. Edwards	2006	470,243	—	—		—	—	—	3,195	(12)
Executive Vice	2005	450,000	237,092	—		—	200,000	—	3,359
President and Chief	2004	350,000	466,982	—		—	75,000	—	3,051
Financial Officer(11)
Tom Burlin	2006	350,000	150,000	—		—	—	—	663	(13)
Executive Vice	2005	13,462	50,000	—		—	100,000	—	—
President and Group	2004	—	—	—		—	—	—	—
President — Government Solutions
Former Officer:
Jeffrey A. Rich	2006	793,470	—	22,576,186	(15)	—	—	—	5,793	(16)
Chief Executive Officer(14)	2005	750,000	790,308	160,364		—	500,000	—	5,430
	2004	750,000	1,334,235	150,363		—	—	—	4,158

(1)	As permitted by SEC rules, this column excludes perquisites and other personal benefits for the Named Executive Officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of such officer’s combined salary and bonus for that year. Other Annual Compensation includes medical, auto, and tax and estate planning perquisites as well as non-business use of corporate aircraft. In proxy statements for fiscal year 2004 (and prior years) we reported non-business use of corporate aircraft using the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. The SIFL tables are used to determine the amount of compensation income that is imputed to the executive for tax purposes for non-business use of corporate aircraft. The SEC requires that we use a methodology based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other similar variable costs to determine the cost of non-business use of corporate aircraft. Compensation related to non-business use of corporate aircraft reflected in this table for fiscal year 2004 has been adjusted based on this methodology. Since the corporate aircraft are primarily used for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of any company-owned aircraft, and the cost of maintenance not related to trips. For this table we have recalculated the incremental cost of non-business use of corporate aircraft for all named executives in previously reported years using the new methodology.

(2)	We did not grant any restricted stock awards or stock appreciation rights (“SARs”) to the Named Executive Officers during fiscal years 2006, 2005 or 2004.

(3)	We did not grant any long-term incentive plan payouts to the Named Executive Officers during fiscal years 2006, 2005 or 2004.

(4)	Represents $199,887 in non-business use of corporate aircraft, $9,073 in auto expense and $43,142 in medical costs. We maintain an overall security program for our Chairman of the Board and company founder, Mr. Deason, due to business-related security concerns. Mr. Deason is provided with security systems and equipment as well as security advice and personal protection services. The cost of these systems and services are incurred as a result of business-related concerns and are not maintained as perquisites or otherwise for the personal benefit of Mr. Deason. As a result, we have not included such costs in the column “Other Annual Compensation,” but rather note them here as follows: $477,364 for 2006, $483,880 for 2005, and $381,378 for 2004. With regard to the personal protection services, other executive officers and members of our Board of Directors receive the incidental benefit of these services when attending a meeting or other function at which Mr. Deason is also present; such incidental benefit has not been calculated or allocated for purposes of this table.

(5)	Represents $6,884 in life insurance premiums.

(6)	Mr. King was named our President and Chief Executive Officer effective as of September 29, 2005. Mr. King’s annual base salary for fiscal year 2006 was $750,000 effective October 1, 2005. Mr. King resigned as a director and President and Chief Executive Officer effective as of November 26, 2006.

(7)	Represents $34,556 in non-business use of corporate aircraft; $22,186 in medical costs; and $9,072 in LTD insurance premiums.

(8)	Represents $2,750 in matching 401(k) payments and $1,280 in life insurance premiums.

(9)	Mr. Blodgett was named our Executive Vice President and Chief Operating Officer effective as of September 29, 2005, and our President and Chief Executive Officer effective as of November 26, 2006. Mr. Blodgett’s annual base salary for fiscal year 2006 was $600,000 effective October 1, 2005.

(10)	Represents $1,209 in life insurance premiums.

(11)	Mr. Edwards resigned as Executive Vice President and Chief Financial Officer effective as of November 26, 2006.

(12)	Represents $2,750 in matching 401(k) payments and $445 in life insurance premiums.

(13)	Represents $663 in life insurance premiums.

(14)	Mr. Rich resigned as a director and Chief Executive Officer effective as of September 29, 2005.

(15)	Represents $22,453,613 from stock option repurchases and termination payments (See discussion in the section entitled “Severance Agreements with Executive Officers”); $101,689 in non-business use of corporate aircraft; $10,762 in medical costs; and $10,122 in LTD insurance premiums.

(16)	Represents $4,698 in matching 401(k) payments and $1,095 in life insurance premiums.

There were no stock options or SARs granted during the fiscal year ended June 30, 2006 to the Named Executive Officers. There were no stock options or SARs granted to Mr. Rich prior to his resignation as a director and our Chief Executive Officer effective as of September 29, 2005. As discussed in detail in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION” below, all unvested options held by Mr. Rich as of September 29, 2005 were terminated.

At its May 2006 Board Meeting, our directors adopted a new policy regarding stock option grants, which policy was reviewed and restated by the directors in January 2007. That policy provides that all future proposed stock option grants to employees will be considered by the Compensation Committee at a formal meeting. A formal meeting to approve option grants to employees will be held on August 15th of each year. A formal meeting to approve option grants to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition will be held on the day prior to or the day of the regularly scheduled quarterly board meeting. The date of the formal meeting at which a grant is approved shall be the option grant date. Minutes of those meetings will be retained in the Compensation Committee records. All future proposed grants to directors, who are not employees, will be considered by the Board of Directors at a formal meeting. A formal meeting to approve annual grants to directors who are not employees will be made at the first regularly scheduled board meeting following August 15th of each year. If a new director is added to the Board, an initial grant of stock options may be made at that time by the Board. The minutes of the Board meeting will reflect the action taken by the Board with respect to the option grants considered. The exercise price for each approved grant shall not be less than the fair market value of a share of the Company’s Class A Common Stock on the date of grant which shall be determined by reference to the closing price for such stock on such date on the New York Stock Exchange. If the Compensation Committee meeting occurs on a weekend or national holiday, the exercise price for that grant will be the closing price of the Company’s Class A Common Stock on the last trading day immediately preceeding the date of the Compensation Committee meeting.

Because of the investigation into our stock option grant practices, we were unable to timely file our Annual Report on Form 10-K/A and our Annual Meeting of Stockholders was delayed, and the regularly scheduled meeting of our Board of Directors that was to have occurred in November 2006 was focused solely on stock option investigation matters and any other matters for consideration were deferred. Under our stock option granting policy, the day prior to or the day of that regularly scheduled November 2006 Board meeting, the Compensation Committee could have granted options to new hires, employees receiving a grant in connection with a promotion, or persons who became ACS employees as a result of an acquisition. On the morning of December 9, 2006, the Compensation Committee met to discuss whether options, which were now available under the 1997 Stock Incentive Plan, should be granted to new hires, employees receiving a grant in connection with a promotion, or persons who became ACS employees as a result of an acquisition. After consideration of the fact that options would have been granted in November, if the regularly scheduled Board meeting had not deferred consideration of matters other than the stock option investigation, the Compensation Committee met on December 9, 2006 and, as a result of their actions at that meeting, a grant of 692,000 shares was made to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition, with such grants including 140,000 shares to Lynn Blodgett, who had been promoted to President and Chief Executive Officer; 75,000 shares to John Rexford who had been promoted to Executive Vice President and Chief Financial Officer and named a director; and 100,000 shares each to Ms. Vezina and Mr. Burlin. These grants were in recognition of their recent promotions to Chief Operating Officers of the Commercial and Government Segments, respectively, and had been approved by the Compensation Committee on August 15, 2006 but were deferred until shares were available for grant.

The following table provides information related to options exercised by the Named Executive Officers during fiscal year 2006 and the number and value of options held at fiscal year end. We do not have any SARs outstanding.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2006
AND JUNE 30, 2006 OPTION/SAR VALUES

	Shares	Value
	Acquired on	Realized	Number of Securities Underlying Unexercised Options/SARs at June 30, 2006 (#)(2)			Value of Unexercised in-the-Money Options/SARs at June 30, 2006 ($) (2)(3)
Name	Exercise (#)	($) (1)	Exercisable	Unexercisable		Exercisable	Unexercisable

Darwin Deason	—	—	360,000	690,000	(4)	$5,709,600	$12,071,213
Mark A. King(5)	—	—	703,000	440,000		16,155,805	2,045,800
Lynn Blodgett	—	—	302,600	344,400		5,331,670	1,330,480
Warren D. Edwards(6)	—	—	230,000	225,000		4,005,575	818,350
Tom Burlin	—	—	20,000	80,000		16,000	64,000
Former Officer:
Jeffrey A. Rich(7)	610,000	18,353,613	—	—		—	—

(1)	Represents the value realized upon exercise calculated as the number of options exercised times the difference between the actual stock trading price on the date of exercise and the exercise price.

(2)	We do not have any SARs outstanding.

(3)	Represents the value of unexercised options calculated as the number of unexercised options times the difference between the closing price at June 30, 2006 of $51.61 and the exercise price.

(4)	Of these options, 450,000 have been designated as integrated stock options to fund Mr. Deason’s Supplemental Executive Retirement Agreement.

(5)	Mr. King resigned as a director and President and Chief Executive Officer effective as of November 26, 2006. See discussion in the section entitled “Severance Agreements with Executive Officers” below.

(6)	Mr. Edwards resigned as Executive Vice President and Chief Financial Officer effective as of November 26, 2006. See discussion in the section entitled “Severance Agreements with Executive Officers” below.

(7)	Mr. Rich resigned as a director and Chief Executive Officer effective as of September 29, 2005. See discussion in the section entitled “Severance Agreements with Executive Officers” below.

Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement

In December 1998, we entered into a Supplemental Executive Retirement Agreement with Mr. Deason, which was amended in August 2003 to conform the normal retirement date specified therein to our fiscal year end next succeeding the termination of the Employment Agreement between Mr. Deason and us. The normal retirement date under the Supplemental Executive Retirement Agreement was subsequently amended in June 2005 to conform to the termination date of the Employment Agreement with the exception of the determination of any amount deferred in taxable years prior to January 1, 2005 for purposes of applying the provisions of the American Jobs Creation Act of 2004 and the regulations and interpretive guidance published pursuant thereto (the “AJCA”). Pursuant to the Supplemental Executive Retirement Agreement, which was reviewed and approved by the Board of Directors, Mr. Deason will receive a benefit upon the occurrence of certain events equal to an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest thirty-six consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination of employment or his normal retirement date. The amount of this benefit payable by us will be offset by the value of particular options granted to Mr. Deason (including 150,000 shares covered by options granted in October 1998 with an exercise price of $11.53 per share and 300,000 shares granted in August 2003 with an exercise price of $44.10). To the extent that we determine that our estimated actuarial liability under the Supplemental Executive Retirement Agreement exceeds the “in the money” value of such options, such deficiency would be reflected in our results of operations as of the date of such determination. In the event that the value of the options granted to Mr. Deason exceeds the benefit, such excess benefit would accrue to Mr. Deason and we would have no further obligation under the Supplemental Executive Retirement Agreement. The percentage applied to the average monthly compensation is 56% for benefit determinations made on or any time after May 18, 2005. The events triggering the benefit are retirement, total and permanent disability, death, resignation, and change in control or termination for any reason other than cause. The benefit will be paid in a lump sum or, at the election of Mr. Deason, in monthly installments over a period not to exceed ten years. We have estimated that our obligation with respect to Mr. Deason under the Supplemental Executive Retirement Agreement was approximately $8.2 million at June 30, 2006 and will be $18.2 million at May 18, 2011 (based on the normal retirement date under the Supplemental Executive Retirement Agreement but excluding the implications of the AJCA). The value (the excess of the market price over the option exercise price) of the options at March 31, 2007 was $11.5 million, which was $2.3 million in excess of the estimated liability of $9.2 million at March 31, 2007. If the payment is caused by a change in control and at such time Mr. Deason would be subject to an excise tax under the Code with respect to the benefit, the amount of the benefit will be grossed-up to offset this tax.

Effective as of February 16, 1999, we also entered into an Employment Agreement with Mr. Deason. The Employment Agreement, which was previously reviewed and approved by the Board of Directors and replaced an earlier severance agreement, has a term that currently ends on May 18, 2011, provided that such term shall automatically be extended for an additional year on May 18 of each year, unless thirty (30) days prior to May 18 of any year, Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term. The Company requested and Mr. Deason agreed that the notice date under the Employment Agreement in 2007 shall be July 17, 2007. The Employment Agreement provides annual adjustments to Mr. Deason’s base salary by a percentage equal to the average percentage adjustments to the annual salaries of our top five executive officers

(excluding promotions). The Employment Agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Compensation Committee. This bonus can be up to 250% of Mr. Deason’s base salary for that year, which is consistent with the bonus percent Mr. Deason has been eligible to receive since 1996. In addition, the Employment Agreement provides for severance benefits for Mr. Deason upon a change of control and for supplemental retirement benefits for Mr. Deason, which are in addition to the benefits under the aforementioned Supplemental Executive Retirement Agreement. The severance benefit to be received by Mr. Deason upon a change in control event includes a lump sum payment, equal to (a) the number of years (including partial years) remaining under his Employment Agreement times the sum of (i) his per annum base salary at the time of the change in control, plus (ii) the greater of (x) his bonus for the immediately preceding fiscal year or (y) the average of his bonus for the immediately preceding two fiscal years, plus (b) his target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year. If a change in control event under the Employment Agreement occurred on March 31, 2007, then Mr. Deason would have been paid a severance benefit of approximately $7.7 million. Among other things, the Employment Agreement also provides that we will, up to three years following the change in control event under the Employment Agreement, continue to provide Mr. Deason with medical, dental, life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Mr. Deason prior to the change in control.

Severance Agreements for Executive Officers

We have entered into severance agreements with each of our executive officers, which upon the occurrence of certain events, will entitle such executive officer to receive a severance benefit. Under the severance agreements, one of the conditions to payment of the severance benefit is that one of the following corporate events must occur: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that our holders of common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; or (iii) we adopt or implement a plan or proposal for our liquidation. Each such executive officer shall be entitled to receive the severance benefit upon consummation of any corporate event. The executive’s right to receive the severance benefit also accrues if a person or entity (other than one or more trusts established by us for the benefit of our employees or a person or entity that holds 15% or more of our outstanding common stock on the date the particular severance agreement was entered into) becomes the beneficial owner of 15% or more of our outstanding common stock, or if during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. There shall be excluded from the determination of the turnover of directors: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since January 1, 2004, (ii) a member of the board who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office.

The severance benefit to be received by each such executive officer (and to one current employee who is a former executive officer) generally includes a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus (or average commission payment, as applicable) for the preceding fiscal year (or if employed for less than one year, the bonus such executive officer would have received if employed for all of the preceding fiscal year), plus (b) the executive’s target bonus (or average commission payment, as applicable) for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year. The following table provides information related to the lump sum payment that would be paid to each of the Named Executive Officers and our executive officers (and the one former executive officer) as a group, if one of the corporate events that would cause payment of the severance benefit occurred in fiscal year 2007 on March 31, 2007.

Name and Position	Severance Benefit

Darwin Deason		(1)
Chairman of the Board
Lynn Blodgett	$3,105,000	(2)
President and Chief Executive Officer
John H. Rexford	$3,150,828	(3)
Executive Vice President and Chief Financial Officer
Tom Burlin	$2,377,500	(4)
Chief Operating Officer, Government Solutions Group
All Eligible Current and Former Executive Officers (6 persons)	$14,550,209
Former Officer:
Jeffrey A. Rich	(5)
Former Chief Executive Officer
Mark A. King	(2	)(6)
Former President and Chief Executive Officer
Warren D. Edwards	(2	)(7)
Former Executive Vice President and Chief Financial Officer

(1)	Mr. Deason is not party to a severance agreement. See discussion of “Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement” above.

(2)	None of these executive officers received a bonus in fiscal year 2006 and no amount has been included in the severance payment for purposes of this table.

(3)	Mr. Rexford’s severance benefit is calculated based on average commissions paid and the maximum amount payable to him under the Special Executive FY07 Bonus Plan. On April 19, 2007, Mr. Rexford’s Severance Agreement was amended to provide that his future severance benefit will be based on payments made under our incentive compensation bonus plans.

(4)	Mr. Burlin received a discretionary bonus of $150,000 in fiscal year 2006 and that amount has been included in this calculation.

(5)	Mr. Rich resigned as a director and our Chief Executive Officer effective as of September 29, 2005. His Severance Agreement was terminated at the date of his departure and he will not receive any severance payment.

(6)	Mr. King resigned as a director and President and Chief Executive Officer effective as of November 26, 2006. His severance agreement was terminated at the date of his departure and he will not receive any severance payment.

(7)	Mr. Edwards resigned as a director and Executive Vice President and Chief Financial Officer effective as of November 26, 2006. His severance agreement was terminated at the date of his departure and he will not receive any severance payment.

In addition, the severance agreements provide that we will, up to three years following the executive’s termination of employment, continue to (i) pay insurance benefits to the executive until the executive secures employment that provides replacement insurance and (ii) provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition. Also, when determining any executive’s eligibility for post-retirement benefits under any welfare benefit plan, the executive shall be credited with three years of participation and age credit. The executive is also entitled to receive additional payments to compensate for the effect of excise taxes imposed under Section 4999 of the Code and any interest or penalties associated with these excise taxes upon payments made by us for the benefit of the executive.

These severance agreements may be terminated by us with one year advance written notice; however, if a corporate event is consummated prior to termination by us, then these agreements will remain in effect for the time necessary to give effect to the terms of the agreements.

Departure of Executive Officers

On November 26, 2006, Mark A. King resigned as our President, Chief Executive Officer and as a director. In connection therewith, on November 26, 2006 we and Mr. King entered into a separation agreement (the “King Agreement”). The King Agreement provides, among other things, that Mr. King will remain with us as an employee providing transitional services until June 30, 2007. In addition, under the terms of the King Agreement, all unvested stock options held by Mr. King have been terminated as of November 26, 2006, excluding options that would have otherwise vested prior to August 31, 2007 which will be permitted to vest on their regularly scheduled vesting dates provided that Mr. King does not materially breach certain specified provisions of the King Agreement. In accordance with the King Agreement, the exercise price of Mr. King’s vested stock options were increased to an amount equal to the fair market value of the stock on the correct accounting measurement date as determined in conjunction with the audit of our financial statements for the fiscal year ending June 30, 2006 and the exercise price of certain vested options were further increased by the amount by which the aggregate exercise price of stock options previously exercised by Mr. King would have been increased had the stock options not been previously exercised. Mr. King’s vested options, if unexercised, will expire no later than June 30, 2008. The King Agreement also subjects Mr. King to non-competition and non-solicitation covenants until December 31, 2009. In addition, the King Agreement provides that Mr. King’s severance agreement with us is terminated, Mr. King’s salary will be reduced during the transition period and Mr. King will not be eligible to participate in our bonus plans, and Mr. King will be eligible to receive certain of our provided health benefits through December 31, 2009.

On November 26, 2006, Warren D. Edwards resigned as our Executive Vice President and Chief Financial Officer. In connection therewith, on November 26, 2006 we and Mr. Edwards entered into a separation agreement (the “Edwards Agreement”). The Edwards Agreement provides, among other things, that Mr. Edwards will remain with us as an employee providing transitional services until June 30, 2007. In addition, under the terms of the Edwards Agreement, all unvested stock options held by Mr. Edwards have been terminated as of November 26, 2006, excluding options that would have otherwise vested prior to August 31, 2007 which will be permitted to vest on their regularly scheduled vesting dates provided that Mr. Edwards does not materially breach certain specified provisions of the Edwards Agreement. In accordance with the Edwards Agreement the exercise price of Mr. Edwards’ vested stock options were increased to an amount equal to the fair market value of the stock on the correct accounting measurement date as determined in conjunction with the audit of our financial statements for the fiscal year ending June 30, 2006. Mr. Edwards’ vested options, if unexercised, will expire no later than June 30, 2008. The Edwards Agreement also subjects Mr. Edwards to non-competition and non-solicitation covenants until December 31, 2009. In addition, the Edwards Agreement provides that Mr. Edwards’ severance agreement with us is terminated, Mr. Edwards’ salary will be reduced during the transition period and Mr. Edwards will not be eligible to participate in our bonus plans, and Mr. Edwards will be eligible to receive certain of our provided health benefits through December 31, 2009.

On September 29, 2005, we entered into an agreement with Mr. Jeffrey A. Rich, which, among other things, provided the following: (i) Mr. Rich remained on our payroll and was paid his current base salary (of $820 thousand annually) through June 30, 2006; (ii) Mr. Rich was not eligible to participate in our performance-based incentive compensation program in fiscal year 2006; (iii) we purchased from Mr. Rich all options previously granted to Mr. Rich that were vested as of the date of the Agreement in exchange for an aggregate cash payment, less applicable income and payroll taxes, equal to the amount determined by subtracting the exercise price of each such vested option from $54.08 per share and all such vested options were terminated and cancelled; (iv) all options previously granted to Mr. Rich that were unvested as of the date of the agreement were terminated (such options had an in-the-money value of approximately $4.6 million based on the closing price of our stock on the New York Stock Exchange on September 29, 2005); (v) Mr. Rich received a lump sum cash payment of $4.1 million; (vi) Mr. Rich will continue to receive executive benefits for health, dental and vision through September 30, 2007; (vii) Mr. Rich also received limited administrative assistance through September 30, 2006; and (viii) in the event Mr. Rich establishes an M&A advisory firm by January 1, 2007, we will retain such firm for a two year period from its formation for $250 thousand per year plus a negotiated success fee for completed transactions. The agreement also contains certain standard restrictions, including restrictions on soliciting our employees for a period of three years and soliciting our customers or competing with us for a period of two years. On June 9, 2006, we entered into an agreement with Rich Capital LLC, an M&A advisory firm owned by Mr. Rich. The agreement terminates on May 31, 2008, during which time we will pay a total of $0.5 million for M&A advisory services, payable in equal quarterly installments. We have paid approximately $63 thousand related to this agreement through June 30, 2006. However, we have currently suspended payment under this agreement pending a determination whether Rich Capital LLC is capable of performing its obligations under the contract in view of the internal investigation’s conclusions regarding stock options awarded to Mr. Rich.

Executive Benefit Plan and Long-Term Disability Benefits

Each of our executive officers is also eligible to participate in our Executive Benefit Plan, as amended. The Executive Benefit Plan provides the following benefits: (1) reimbursement of premiums, deductibles, co-payments, co-insurance and other certain plan exclusions incurred by their participation in our basic group health plan (including dependents) will be paid at 100% up to $25,000 and those expenses in excess of $25,000 will be imputed (effective January 1, 2007); (2) Physical examination expenses will be covered according to the plan’s reimbursement guidelines for an employee, spouse or child(ren); (3) estate planning services provided by a designated estate planner up to an initial amount of $25,000 and subsequent annual amounts up to $10,000; and (4) up to $1,000 per year for income tax preparation services by a third-party selected by the executive.

We also provide additional long-term disability coverage for certain of our executive officers in addition to the standard policy provided to each of our employees.

Stock Option Information

The following table summarizes certain information related to our stock option and employee stock purchase plans as of June 30, 2006.

EQUITY COMPENSATION PLAN INFORMATION

	Number of			Number of Securities
	Securities to be		Weighted Average	Remaining Available for
	Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of		Outstanding	Equity Compensation
	Outstanding Options,		Options,	Plans (Excluding
	Warrants		Warrants and Rights	Securities Reflected in
Plan Category	and Rights		(3)	Initial Column)

Equity Compensation Plans approved by stockholders
Stock Option Plans	11,638,410	(1)	$42.30	3,404,636	(2)
Employee Stock Purchase Plan	N/A		N/A	915,936
Equity Compensation Plans not approved by stockholders	—		—	—

Total	11,638,410		$42.30	4,320,572

(1)	These plans consist of the 1988 Stock Option Plan and the 1997 Stock Incentive Plan. No additional shares can be issued under the 1988 Stock Option Plan. Upon exercise the holder is entitled to receive Class A common stock.

(2)	Under our 1997 Stock Incentive Plan, as authorized by our stockholders pursuant to our November 14, 1997 Proxy Statement, the number of shares of our Class A common stock available for issuance is subject to increase by approval of our Board of Directors pursuant to a formula that limits the number of shares optioned, sold, granted or otherwise issued under the 1997 Stock Incentive Plan to current employees, consultants and non-employee directors to no more than 12.8% of our issued and outstanding shares of common stock. Consequently, any share repurchases reduce the number of options to purchase shares that we may grant under the 1997 Stock Incentive Plan.

(3)	Weighted average exercise price of outstanding options, warrants, and rights of $42.30 per share is prior to the repricing of certain options that has occurred or is expected to occur. The repricing of options granted under the 1997 Stock Incentive Plan, that has occurred or is expected to occur, results from our internal investigation of our stock option grant practices, as we have reported in previous public filings. After repricing the options, the weighted average exercise price indicated above will increase, because no option is being repriced to a lower exercise price. The weighted average term of outstanding options, warrants and rights is 6.96 years. The weighted average term will not be effected by the repricing.

The following table summarizes certain information related to our stock option and employee stock purchase plans as of March 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon		Weighted Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding		Outstanding Options,	Plans (Excluding
	Options, Warrants		Warrants and Rights	Securities Reflected
Plan Category	and Rights		(3)	in Initial Column)

Equity Compensation Plans approved by stockholders
Stock Option Plan	12,802,460	(1)	$44.04	494,324	(2)
Employee Stock Purchase Plan	N/A		N/A	805,938
Equity Compensation Plans not approved by stockholders	—		—	—

Total	12,802,460		$44.04	1,300,262

(1)	This is 1997 Stock Incentive Plan. Upon exercise the holder is entitled to receive Class A common stock.

(2)	Under our 1997 Stock Incentive Plan, as authorized by our stockholders pursuant to our November 14, 1997 Proxy Statement, the number of shares of our Class A common stock available for issuance is subject to increase by approval of our Board of Directors pursuant to a formula that limits the number of shares optioned, sold, granted or otherwise issued under the 1997 Stock Incentive Plan to current employees, consultants and non-employee directors to no more than 12.8% of our issued and outstanding shares of common stock. Consequently, any share repurchases reduce the number of options to purchase shares that we may grant under the 1997 Stock Incentive Plan.

(3)	Weighted average exercise price of outstanding options, warrants, and rights of $44.04 per share is prior to the repricing of certain options that has occurred or is expected to occur. The repricing of options granted under the 1997 Stock Incentive Plan, that has occurred or is expected to occur, results from our internal investigation of our stock option grant practices, as we have reported in previous public filings. After repricing the options, the weighted average exercise price indicated above will increase, because no option is being repriced to a lower exercise price. The weighted average term of outstanding options, warrants and rights is 6.82 years. The weighted average term will not be effected by the repricing.

Stock Ownership Guidelines

On April 19, 2007 the Board of Directors revised the guideline for stock ownership by its directors and executive officers, which had been originally adopted by the board in September 2003. The Board of Directors may evaluate whether exceptions should be made to the guidelines for any director or executive officer and may from time to time change such guidelines.

The revised policy generally provides as follows:

•	Our Chief Executive Officer is required to own, within five (5) years after he or she becomes subject to the guideline, shares of our Class A common stock having a value equal to a minimum of five times his or her annual base salary.

•	Our other executive officers are required to own, within five (5) years after he or she becomes subject to the guideline, shares of our Class A common stock having a value equal to a minimum of three times his or her annual base salary.

•	Independent directors serving on the Board of Directors are required to own, within three (3) years after they become subject to the guideline, shares of our Class A common stock having a value equal to a minimum of three times their annual retainer.

•	Vested options to purchase Class A common stock may be counted as shares owned in determining compliance with the guideline.

Currently, our Chief Executive Officer, other executive officers now subject to the guideline, and our independent directors now subject to the guideline hold a sufficient number of shares to comply with the minimum ownership requirements of the revised policy.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our report covers the following topics:

•	Role of the Compensation Committee

•	Executive Compensation Philosophy

•	Principal Components of Executive Compensation Program

•	Compensation of the Chief Executive Officer

Role of the Compensation Committee

The Compensation Committee has three primary responsibilities, as follows:

•	recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of our executive officers (including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers);

•	compliance with the requirements of Section 162(m) of the Code, with respect to the review of compensation to executive officers whose annual compensation exceeds $1 million so that such amounts may be deductible by us for federal income tax purposes; and

•	the grant of all awards under the stock option plans (other than those to independent directors).

Executive Compensation Philosophy

Our general compensation philosophy is that total executive compensation should vary based on our achievement of defined financial and non-financial goals and objectives, both individual and corporate. This philosophy applies more generally to all of our officers and senior management personnel, with the level of variability and amount of compensation at risk rising with the employee’s level of responsibility.

• Key Objectives

The Compensation Committee has reviewed current compensation practices and identified the following key strategic compensation design objectives:

•	to attract and retain qualified, motivated executives;

•	to closely align the financial interests of our executives with both the short and long-term interests of our stockholders;

•	to promote equal treatment of all employees; and

•	to encourage equity ownership by our executives.

• Comparative Review

The executive compensation program is intended to provide our executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity. The Compensation Committee compares our executive officer compensation levels with those of an aggregate of 34 companies broken down in three separate categories as follows: (i) outsourcing industry peers without regard to revenue or market capitalization; (ii) S&P 500 corporations with similar pre-tax profit amounts; and (iii) S&P 500 corporations with similar revenue amounts. These comparative groups fluctuate annually based on performance.

The Compensation Committee also periodically reviews the effectiveness of our overall executive compensation program; this review may include the assistance of an independent consultant that is retained by, and reports directly to, the Compensation Committee.

• Maximize Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to certain executives of public companies with the exception of certain “performance-based” compensation. Our goal is to structure as many components of any officers’ compensation so that it qualifies as “performance-based” to the extent it is in the best interests of the company and its stockholders. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. Based on the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate and competitive to provide that compensation, even though it is not fully tax-deductible.

Principal Components of Executive Compensation

The three principal components of our executive compensation program are base salary, annual incentive bonus opportunities and stock options.

• Base Salaries

Each executive officer’s base salary is reviewed at least annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance. Other factors weighed include competitive, inflationary and market survey considerations, as well as salaries for comparable positions, relative levels of responsibility, amount of business experience and future potential.

• Incentive Bonus

Incentive bonus payments for executive officers were based upon the achievement of some or all of the following: consolidated financial criteria (which can include consolidated revenues, consolidated earnings before interest and taxes, consolidated pre-tax earnings, consolidated earnings per share and free cash flow (measured as operating cash flow less capital expenditures and additions to other intangible assets)), and business unit financial criteria. Such criteria and goals are established by our CEO, subject to our approval, at the beginning of each fiscal year. For fiscal year 2006, executive officers were eligible to receive maximum bonuses of between 100% and 250% of salary provided the set goals and criteria were met. During fiscal year 2006, we did not achieve the consolidated financial criteria and our executive officers were not paid any incentive bonus, except discretionary bonuses were paid to each respective COO of Commercial Solutions and Government Solutions in fiscal year 2006.

• Stock Incentive Plans

We administer the 1997 Stock Plan and, if approved by our stockholders, we will administer the 2007 Equity Plan.

We approve the individuals eligible to receive grants of options under the 1997 Stock Plan, the type of award granted, the number of shares of Class A common stock subject to the grant and the terms of the grant, including exercise price, exercise date and any restrictions on exercise.

If approved by our stockholders, we will approve the individuals eligible to receive awards under the 2007 Equity Plan, the type of award, and the terms of the award, including exercise price, exercise date and restrictions on exercise, as applicable.

The Corporate Governance Guidelines initially adopted by the Board of Directors on September 11, 2003 includes a provision prohibiting re-pricing of stock options. A copy of the current Corporate Governance Guidelines is available on our website at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix A to our definitive proxy statement for our 2005 annual stockholders meeting filed with the Securities and Exchange Commission on October 3, 2005.

Perquisites

The Compensation Committee reviews and approves any perquisites offered to executives. The company offers the Executive Benefit Plan to promote the health and well-being of the executives, maximize the value of the compensation provided by the company and minimize the time that executives spend managing personal affairs. In addition, the company provides additional long-term disability coverage for certain of our executive officers in addition to the standard policy provided to each of our employees. Executives are also provided tax and estate planning services.

Severance Agreements

The company has entered into severance or change-in-control employment agreements with each of its executive officers. Additional information on these and other arrangements with the company’s “named executive officers” is set forth under “DIRECTOR AND EXECUTIVE COMPENSATION” above.

CEO Compensation

We determined the base salary, bonus and other compensation for the CEO, based upon the company’s financial performance, and upon the contribution, performance, and the pay levels of similarly positioned executives in comparable companies. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.

Mr. Rich resigned as a director and CEO of the company effective as of September 29, 2005. The agreement regarding compensation and other amounts to be paid to Mr. Rich is set forth in the Proxy in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION”. During fiscal year 2006, Mr. Rich earned a salary of $793,470 and received no cash bonus.

Mr. King was appointed President and CEO of the company as of September 29, 2005. Upon his appointment, Mr. King’s annual base salary increased to $750,000 effective October 1, 2005. During fiscal year 2006, Mr. King earned a salary of $687,316. Mr. King did not receive any cash bonus in fiscal year 2006. During fiscal year 2006, Mr. King was not granted any options to purchase shares of our Class A common stock.

We commissioned a study by an independent third party compensation consultant of compensation paid to executives to determine Mr. King’s compensation for fiscal year 2007. Based on this study Mr. King’s salary was increased to $787,500 on July 1, 2006 and his maximum bonus was targeted at 200% of his salary. Based on this study, Mr. King’s salary for fiscal year 2007 was in the 25th percentile for company CEO’s in the outsourcing peer group and his bonus for fiscal year 2007, assuming achievement of all of the objective performance criteria on which his bonus was based, was approximately the 50th percentile for company CEO’s in the outsourcing peer group.

Pursuant to an Agreement dated November 26, 2006, Mr. King resigned as a director and CEO of the company effective as of November 26, 2006. The agreement regarding compensation and other amounts to be paid during the remainder of fiscal year 2007 to Mr. King is set forth in the Proxy in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION”.

Mr. Blodgett was appointed President and CEO of the company as of November 26, 2006. Mr. Blodgett’s annual base salary was increased to $750,000 effective November 26, 2006. Mr. Blodgett’s bonus percentage will range from zero to 200% (the same percentage as provided for the CEO for fiscal year 2006). In determining Mr. Blodgett’s compensation package for fiscal year 2007, we considered (i) a study by an independent consulting firm engaged by us, of compensation paid to executives in the information technology industry, as well as within a broader spectrum of companies of comparable size and complexity to ACS; (ii) our internal analysis of compensation paid to the company’s executive officers, and (iii) the company’s positioning in the business process outsourcing marketplace. Mr. Blodgett’s salary for fiscal year 2007 is approximately in the 25th percentile for company CEO’s in the outsourcing peer group and his bonus for fiscal year 2007, assuming achievement of all of the objective performance criteria on which his bonus is based, is approximately the 50th percentile for company CEO’s in the outsourcing peer group.

Submitted by the Compensation Committee
of the Board of Directors:

J. LIVINGSTON KOSBERG (Chairman)
JOSEPH P. O’NEILL
ROBERT B. HOLLAND, III*

* Mr. Holland has served as a member of the Compensation Committee only since January 24, 2007, the date of his election to the ACS Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors was comprised of Messrs. Rossi, O’Neill, Kosberg and McCuistion during fiscal year 2006. On January 24, 2007 Mr. Holland was elected as a director and our Audit Committee was reconstituted to consist of three members (Messrs. Rossi, McCuistion and Holland). All of such Audit Committee members are independent as defined in the current New York Stock Exchange listing standards. The Audit Committee has adopted a revised written charter which was approved by the Board of Directors on May 25, 2006. The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for fiscal year 2006, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and attesting to the assessment of management on the effectiveness of internal control over financial reporting. The Audit Committee has discussed with PwC the financial statement audit, the audit of management’s assessment of the effectiveness of internal controls over financial reporting and all other matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions With Audit Committees), and the Audit Committee discussed PwC’s independence with PwC. The Audit Committee also concluded that PwC’s provision of non-audit services is compatible with PwC’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K/A for fiscal year 2006 and that PwC be appointed our independent registered public accounting firm for our fiscal year 2007.

Submitted by the Audit Committee
of the Board of Directors:

FRANK A. ROSSI (Chairman)
DENNIS MCCUISTION
ROBERT B. HOLLAND, III*

* Mr. Holland has served as a member of the Audit Committee only since January 24, 2007, the date of his election to the ACS Board of Directors. Mr. Holland was not involved in and did not participate in any decision of the Audit Committee prior to the date he joined the Committee, including but not limited to the approval of the Form 10-K/A for the fiscal year ended June 30, 2006.

COMPARISON OF TOTAL CUMULATIVE RETURN FROM JUNE 30, 2001
THROUGH JUNE 30, 2006 OF
AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK,
STANDARD & POOR’S 500 SOFTWARE & SERVICES INDEX
AND THE STANDARD & POOR’S 500 STOCK INDEX

	06/30/2001	06/30/2002	06/30/2003	06/30/2004	06/30/2005	06/30/2006
ACS	100	132	127	147	142	144
Standard & Poor’s 500 Stock Index	100	82	82	97	103	111
Standard & Poor’s 500 Software & Services Index	100	64	66	77	77	77

Note:  The graph above compares the total cumulative return of our Class A common stock from June 30, 2001 through June 30, 2006 with the Standard & Poor’s 500 Software & Services Index and the Standard & Poor’s 500 Stock Index.

The graph assumes the investment of $100 on June 30, 2001 and the reinvestment of all dividends. The stock price performance shown on the graph is not necessarily indicative of future stock performance.

THE ABOVE REPORTS OF THE COMPENSATION COMMITTEE AND AUDIT COMMITTEE AND THE STOCK PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT OR GRAPH BY REFERENCE.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, the Compensation Committee was comprised solely of independent directors: Joseph P. O’Neill and J. Livingston Kosberg. On January 24, 2007, Mr. Holland was elected as a director and our Compensation Committee was reconstituted to consist of three independent directors: Messrs. Kosberg, O’Neill and Holland. No member of our Compensation Committee during the fiscal year 2006, or currently, was an employee or officer or former employee or officer of the Company or any of its subsidiaries or had any interest in a transaction or relationship requiring disclosure under Item 404 of Regulation S-K during 2006. None of our executive officers served on the Board of Directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation Committee. For information on insider participation, see “Certain Transactions.”

CERTAIN TRANSACTIONS

Prior to 2002 we had guaranteed $11.5 million of certain loan obligations owed to Citicorp USA, Inc. by DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (as may have been reorganized subsequent to July 2002, herein referred to as “DDH”). Our Chairman, Darwin Deason, owns a majority interest in DDH. In consideration for that guaranty, we had access to corporate aircraft at favorable rates. In July 2002, our Chairman assumed in full our guaranty obligations to Citicorp and Citicorp released in full our guaranty obligations. As partial consideration for the release of our corporate guaranty, we agreed to provide certain administrative services to DDH at no charge until such time as DDH met certain specified financial criteria. In the first quarter of fiscal year 2003, we purchased $1 million in prepaid charter flights at favorable rates from DDH. As of June 30, 2006 and 2005, we had $600,000 and $600,000, respectively, remaining in prepaid flights with DDH. We made no payments to DDH during fiscal years 2006, 2005 and 2004. In the second quarter of fiscal year 2007, we were notified by DDH of their intent to wind down operations; therefore, we recorded a charge of $0.6 million related to the unused prepaid charter flights. We anticipate that the administrative services referenced above will cease prior to June 30, 2007 as a result of the wind down of the DDH operations.

During fiscal years 2006, 2005 and 2004, we purchased approximately $8.8 million, $9.0 million and $6.4 million, respectively, of office products and printing services from Prestige Business Solutions, Inc., a supplier owned by the daughter-in-law of our Chairman, Darwin Deason. These products and services were purchased on a competitive bid basis in substantially all cases. We believe this relationship has allowed us to obtain these products and services at quality levels and costs more favorable than would have been available through alternative market sources.

As discussed in “Severance Agreements for Executive Officers” and in connection with the departure of our former Chief Executive Officer, in June 2006, we entered into an agreement with Rich Capital LLC, an M&A advisory firm owned by our former Chief Executive Officer, Jeffrey A. Rich. The agreement is for two years during which time we will pay a total of $500,000 for M&A advisory services, payable in equal quarterly installments. We have paid approximately $63,000 related to this agreement through June 30, 2006. However, we have currently suspended payment under this agreement pending a determination whether Rich Capital LLC is capable of performing its obligations under the contract in view of the internal investigation’s conclusions regarding stock options awarded to Mr. Rich.

We currently employ approximately 58,000 employees and actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire by the Company. We currently have nine employees who receive more than $60,000 in annual compensation who are related to our executive officers, including executive officers who are also directors. These are routine employment arrangements entered into in the ordinary course of business and the compensation of each such family member is commensurate with that of their peers. None of our executive officers have a material interest in any of these employment arrangements. All of these family members are at levels below senior vice president except Thomas Blodgett who is the brother of Lynn Blodgett, President and Chief Executive Officer. Thomas Blodgett is employed as Senior Vice President and Senior Managing Director — Shared Services for our Commercial Solutions Group and earned $636,150 in base salary and bonus compensation. He was not granted any stock options during fiscal year 2006. During a part of fiscal year 2006, Thomas Blodgett reported organizationally to Lynn Blodgett, but all performance evaluations and compensation decisions involving Thomas Blodgett were made exclusively by Mark A. King, our Former President and Chief Executive Officer. Thomas Blodgett now reports to Ann Vezina, Chief Operating Officer — Commercial Solutions Group. The annual compensation (salary and bonus) for the remaining eight employees ranges from approximately $60,000 to $306,307.

STOCKHOLDERS PROPOSALS FOR 2007 ANNUAL MEETING

We currently expect to hold our 2007 Annual Meeting of Stockholders on or around November 8, 2007, and mail the Proxy Statement for that meeting in September 2007, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2007 Annual Meeting of Stockholders, including the nomination of directors, such stockholder must provide notice to us of such proposal.

The expected date of our 2007 Annual Meeting of Stockholders has been changed by more than 30 days from the date of our 2006 Annual Meeting of Stockholders. Pursuant to Rule 14a-8 of the Exchange Act and in accordance with Section 8(c) of our Bylaws, respectively, our Board of Directors has made an affirmative determination of (i) a reasonable deadline for timely submission under Rule 14a-8 and (ii) a reasonable deadline by which stockholders must provide notice of a proposal to us under our Bylaws. Stockholder proposals for the 2007 Annual Meeting of Stockholders, including those that will not be included in the proxy statement and form of proxy distributed by the Board of Directors, must be received no sooner than May 17, 2007, but not later than June 7, 2007, which the Board has determined constitutes a reasonable deadline for timely submission of proposals under Rule 14a-8 and separately constitutes a reasonable time for stockholders to provide notice to us under our Bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority with respect to proxies. Stockholder proposals must be sent to our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. In addition, stockholders who wish to have their nominees for election to the Board of Directors considered by the Nominating and Corporate Governance Committee must comply with the requirements set forth on page 8 of this proxy statement.

HOUSEHOLDING OF STOCKHOLDER DOCUMENTS

We may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call our Investor Relations Group at the following address or phone number: Affiliated Computer Services, Inc., Investor Relations, telephone number 214-841-8281.

By Order of the Board of Directors

William L. Deckelman, Jr.
Corporate Secretary

April 30, 2007

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS
ADOPTED BY THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.

AS RESTATED FEBRUARY 3, 2004

Only directors who the Board of Directors has affirmatively determined have no material relationship (whether directly or indirectly, including but not limited to, as a partner, shareholder or officer of an organization that has a relationship with the Company) with the Company will be considered independent. The following guidelines have been established to assist in the Board of Directors in its determination of director independence. For the purposes of these standards, the term “Company” means Affiliated Computer Services, Inc. and its direct and indirect subsidiaries.

No director will be considered independent if, within the last three years prior to the date of determination, the director of any of such director’s immediate family:

(a) was employed (if a director) or was employed as an executive officer (if a member of director’s immediate family) by the Company; provided that a director’s employment as an interim Chairman or Chief Executive Officer shall not disqualify such director from being considered independent following that employment; or

(b) received, more than $100,000 in any year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided that compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by a director’s immediate family member for service as a non-executive employee will not be considered; or

(c) was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

(d) was employed as an executive officer of another company where any of the Company’s present executive officers serves on such other company’s compensation committee; or

(e) is an executive officer or an employee (if a director) or is an executive officer (if a member of director’s immediate family) of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(f) is affiliated with a charitable organization that receives substantial charitable contributions from the Company.

A-1

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.
(the “Corporation”)
AS REVISED AND ADOPTED ON MAY 25, 2006

I.	PURPOSE

The primary functions of the Audit Committee (the “Committee”) are to:

(A) assist Board oversight by reviewing (1) the financial reports and other financial information provided by the Corporation to any governmental body or the public, including but not limited to, the integrity of the Corporation’s financial statements and the Corporation’s compliance with legal and regulatory requirements, (2) the Corporation’s system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) the Corporation’s auditing, accounting and financial reporting processes, including, but not limited to, the independent accountant’s qualifications and independence and the performance of the Corporation’s internal audit function and independent accountants; and

(B) prepare the report, required by the proxy rules of the Securities and Exchange Commission (“SEC”), to be included in the Corporation’s annual proxy statement, or, if the Corporation does not file a proxy statement, in the Corporation’s annual report filed on Form 10-K with the SEC.

Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of at least three (3) directors as determined by the Board, each of whom shall be independent directors. The independence of a director will be determined in accordance with the applicable requirements of the New York Stock Exchange, including, but not limited to Section 303 A (6) of the New York Stock Exchange Listed Company Manual, (or other exchange on which shares of the Corporation may be listed) and the requirements of the SEC. The Board, in the exercise of its business judgment, shall determine that (A) all members of the Committee are financially literate and (B) at least one member of the Committee shall be a financial expert (as defined in SEC Regulation S-K, item 401 (e), and any amendment thereof). Committee members may enhance their familiarity with finance and accounting by participating in education programs conducted by the Corporation or an outside consultant. No Committee member may simultaneously serve on the audit committee of more than two other public companies.

The members of the Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall hold a regularly scheduled meeting during each fiscal quarter and shall also meet each quarter to review the Corporation’s financials consistent with Section IV and approve the quarterly or annual, as applicable, earnings release and, to review and discuss with management the certification process undertaken in connection with the applicable ’34 Act Reports. In addition, the Committee shall also hold special meetings as circumstances dictate. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of Internal Audit Services and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The presence of the Chair of the Committee and one other member of the Committee will constitute a quorum. A majority of the Committee members present at any Committee meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent. The Chair of the Committee shall designate a person, who need not be a member, to act as secretary, and minutes of the Committee’s proceedings shall be kept in minute books provided for that purpose.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Reporting/Report Review

1. Report regularly to the Board with respect to the quality and integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Corporation’s independent accountants, and the performance of Internal Audit Services.

2. Discuss with management and the independent public accountants the annual audited financial statements, quarterly financial statements, and reported earnings prior to the release thereof to the public and earnings guidance provided to analysts and ratings agencies, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

3. Review the Corporation’s other reports or other financial information submitted to any government body, or the public, including any certification, report, opinion, or review rendered by the independent accountants. This review is to encompass significant transactions not a normal part of the Corporation’s operations; changes, if any, during the year in the Corporation’s accounting principles operations; changes, if any, during the year in the Corporation’s accounting principles or their application and significant adjustments proposed by the independent public accountants.

Independent Accountants

4. Appoint, retain, compensate, and terminate the independent accountants considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. Independent accountants includes any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audits, reviews or at least services as part of reports filed with the SEC. Each such independent accountant shall report directly to the Committee.

5. Evaluate the independent accountant’s qualifications, performance and independence, including a review and evaluation of the lead partner, assessing whether there is a rotation of the lead audit partner as required by law. The Company will rotate from its current auditors to new auditors within the next five years and thereafter auditors will be rotated every ten years, at minimum, subject to the Audit Committee’s evaluation of circumstances at the time and any determination by the Audit Committee that such rotation would not be in the best interests of the Company and its stockholders.

6. Approve all non-audit engagements to be performed by the independent accountants prior to commencement of services, but the Committee may delegate authority to the Committee Chairman to approve such non-audit engagement, with such approval to be ratified by the full Committee at its next regularly scheduled meeting.

7. Discuss with the independent public accountants the quality of the Corporation’s financial and accounting personnel and any relevant recommendations that the independent public accountants may have, including a consideration of the improvement of internal financial controls and a review of accounting policies and management reporting systems.

8. At least on an annual basis, obtain and review a report by the independent accountants describing:

(a) the firm’s internal quality-control review;

(b) any material issues raised by the most recent internal quality-control review, or peer reviews, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and

(c) all significant relationships the accountants have with the Corporation to determine the accounts’ independence.

9. Review written responses of management to the comments and recommendations of the independent public accountants, as applicable.

10. Periodically meet separately with the independent accountants, and management to discuss internal controls, fullness and accuracy of the organization’s financial statements, and any such other accounting and auditing matters as the Committee deems necessary.

11. Review with the independent accountants any audit problems or difficulties and management’s response thereto.

12. Set clear hiring policies in accordance with rules promulgated by the SEC, for employees and former employees of the independent accountants.

13. In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external.

14. Inquire as to the independent accountants regarding accounting policies and alternatives to those policies views and consider the independent accountants’ judgments about whether management’s choices of accounting policies are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those policies are common practices or are minority practices.

15. Consider, in consultation with the independent accountant’s and management, the audit scope and plan of the independent accountants.

16. Review any significant disagreement, disputes or difficulties among management and the independent accountants in connection with the preparation of the financial statements and other matters related to the conduct of the audit, which are to be communicated to the Committee under Generally Accepted Auditing Standards.

17. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Internal Audit Services

18. Periodically meet separately Internal Audit Services and management to discuss internal controls, fullness and accuracy of the organization’s financial statements, and any such other operational, accounting and auditing matters as the Committee deems necessary.

19. Review the regular internal reports to management prepared by the Internal Audit Services department and management’s response thereto.

20. In consultation with Internal Audit Services, review the integrity of the organization’s financial internal reporting processes.

21. Consider, in consultation with the independent accountant’s and management, the audit scope and plan of Internal Audit Services.

22. Review any significant disagreement, disputes or difficulties among management and Internal Audit Services in connection with the preparation of the financial statements and other matters related to the conduct of any internal audit.

23. Review with Internal Audit Services and management the extent to which changes or improvements in financial, operational or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

24. Review activities, organizational structure, and qualifications of Internal Audit Services.

Financial Reporting Process

25. Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices, as suggested by the independent accountants, management, or Internal Audit Services.

26. Determine, as regards new acquisitions, dispositions, other transactions or events, the independent accountants’ reasoning for the appropriateness of the accounting principles and disclosures practices adopted by management.

27. Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken. Discuss the Corporation’s major financial risk exposure and steps management has taken to monitor and control such exposures.

Ethical and Legal Compliance

28. Establish procedures for the receipt, retention and treatment of complaints from the Corporation’s employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

29. Engage such outside legal, accounting or other advisors to provide such advice and assistance as the Committee deems necessary to carry out its duties, with the Corporation to provide funding, as determined by the Committee, for such outside legal, accounting and other advisors and for any administration expenses of the Committee.

30. Establish, review and update periodically a Code of Ethical Business Conduct and ensure that management has established a system to enforce this Code.

31. Review management’s monitoring of the Corporation’s compliance with the organization’s Code of Ethical Business Conduct, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

32. Consider and recommend to the Board for approval a Code of Ethics for Senior Financial Officers of the Corporation.

33. Periodically review the Corporation’s Code of Ethical Business Conduct and Ethics and Code of Ethics for Senior Financial Officers and recommend any proposed changes to the Board for approval.

34. Receive, retain and determine treatment of material violation of a federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any federal or state law that is reported to the Committee by an attorney because the attorney reasonably believes that it would be futile to report such material violation to the General Counsel or Chief Executive Officer or the attorney reasonably believes that the response of the General Counsel or Chief Executive Officer to his report of such material violation was not appropriate or not timely.

35. Review, with the organization’s counsel, legal SEC compliance matters including corporate securities trading policies.

36. Receive reports and monitor projects of the Company’s Ethics and Compliance Steering Committee. Periodically assess the effectiveness of the Company’s activities to remain in compliance with applicable laws.

EDP Audit Committee

37. Receive reports and monitor projects of the management EDP Audit Committee.

Administrative

38. Recommend to the Board any appropriate extension or changes in the duties of the Committee.

39. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

40. Perform any other activities, duties or responsibilities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

41. Perform a review and evaluation, at least annually, of the performance of the Committee and its members.

42. Maintain minutes or other records of meetings and activities of the Committee.

43. Review and update this Charter as conditions dictate.

APPENDIX C

AFFILIATED COMPUTER SERVICES, INC.
2007 EQUITY INCENTIVE PLAN

1.  Purposes of the Plan.  The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of the Option. Stock Appreciation Rights may also be granted under the Plan.

2.  Definitions.  As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees, acting pursuant to Section 4(a) of the Plan at the time in question.

(b) “Award” means any Incentive Stock Option, Nonstatutory Stock Option or Stock Appreciation Right granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning ascribed to it in Section 11 of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee or committees appointed by the Board in accordance with Section 4(a) of the Plan.

(g) “Common Stock” means the Class A Common Stock, $.01 par value per share, of the Company, provided that if the Company’s certificate of incorporation is amended after the date hereof to reclassify any shares of the Company’s stock, “Common Stock” shall include any shares reclassified as Class A Common Stock.

(h) “Company” means Affiliated Computer Services, Inc., a Delaware corporation.

(i) “Consultant” means a member of any advisory board of the Company or any Parent or Subsidiary and any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary to render services and is compensated for such services; provided, however, that the term Consultant shall not include directors who are paid only a director’s fee by the Company or any Parent or Subsidiary, unless such director is a member of any advisory board of the Company or any Parent or Subsidiary.

(j) “Continuous Status as an Employee” means the absence of any interruption or termination of the employment relationship with the Company or any Parent or Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator or pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or any Parent or Subsidiary.

(k) “Employee” means any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, in relation to the Common Stock, the closing sale price for such stock on the New York Stock Exchange on the applicable date, as reported in the Wall Street Journal or such other source as the Administrator deems reliable. If there is no trading in the Common Stock on the applicable date, then Fair Market Value of the Common Stock shall mean the closing sale price for such stock on the next preceding date on which there was trading in the Common Stock. If the Common Stock ceases to be traded on the New York Stock Exchange, then the Fair Market Value of the Common Stock shall mean the value determined in good faith by the Administrator based upon reference to other established markets or market systems on which the Common Stock is traded or quoted, or if the Common Stock is not traded on any market or quoted on any market system, then on such valuation method as is deemed appropriate by the Administrator.

(n) “Grant Agreement” means a written agreement evidencing the grant of an Award in such form, and containing such terms and conditions, as the Administrator may approve from time to time.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” means a director of the Company who is not also an Employee.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” means a stock option granted pursuant to the Plan.

(s) “Optioned Stock” means the Common Stock subject to an Option.

(t) “Optionee” means an Employee, Non-Employee Director or Consultant who receives an Option.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Participant” means an Employee, Non-Employee Director or Consultant to whom an Award is granted under this Plan.

(w) “Plan” means this Affiliated Computer Services, Inc. 2007 Equity Incentive Plan, as amended.

(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 14 of the Plan.

(y) “Stock Appreciation Right” means an award of a right to benefit from the appreciation in value of Common Stock granted under Section 10 of the Plan.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a) Plan Limit.  Subject to adjustment as provided in Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 15,000,000, provided, however, that (i) the aggregate number of Shares that may be issued under Incentive Stock Options may not exceed 2,500,000, and (ii) the aggregate number of Shares that may be issued under the Plan shall be reduced by one Share for each Stock Appreciation Right granted under the Plan. In computing the foregoing limits to the extent any Options or Stock Appreciation Rights expire or become unexercisable for any reason without having been exercised in full, the Common Stock subject to such Options or Stock Appreciation Rights shall again be available for issuance under the Plan.

(b) Individual Limit.  Subject to adjustment as provided in Section 14 of the Plan, the aggregate number of Shares that may be issued to any individual under the Plan, whether issued under Options or Stock Appreciation Rights, shall not exceed 750,000 Shares in any fiscal year.

4.	Administration of the Plan.

(a) Procedure.

(i) Administration with Respect to Officers and Directors.  With respect to Awards to Employees who are also officers or directors of the Company, the Plan shall be administered by a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as to permit the Plan to comply with Rule 16b-3 of the Exchange Act with respect to a plan intended to qualify thereunder as a discretionary plan. With respect to Awards to Non-Employee Directors, the Plan shall be administered by the Board in accordance with Rule 16b-3, provided that no Non-Employee Director shall vote on any decision affecting his individual benefits under the Plan. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan.

(ii) Multiple Administrative Bodies.  If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to directors, non-director officers and Employees who are neither directors nor officers.

(iii) Administration with Respect to Consultants and Other Employees.  With respect to Awards to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, and of Delaware corporate law, the Code and federal securities laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by applicable laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its sole discretion:

(i) to determine the Fair Market Value of the Common Stock in accordance with Section 2(m) of the Plan;

(ii) to select the Employees, Non-Employee Directors and Consultants to whom Awards may from time to time be granted under the Plan;

(iii) to determine whether and to what extent Incentive Stock Options, Nonstatutory Stock Options or Stock Appreciation Rights, or any combination thereof, are granted under the Plan;

(iv) to determine the number of Shares to be covered by each Award granted under the Plan;

(v) to approve forms of Grant Agreements for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan (including, but not limited to, the exercise price and method, form of settlement, vesting period and acceleration of vesting and forfeiture restrictions and waiver of forfeiture restrictions, based in each case on such factors as the Administrator shall in its sole discretion determine), which terms and conditions shall be set forth in a Grant Agreement approved by the Administrator; and

(vii) with respect to any Employee or Consultant who is resident outside the United States, to amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to take advantage of preferential provisions under local law, or to meet the objectives of the Plan, establish administrative rules and procedures to facilitate the operation of the Plan in any non-U.S. jurisdiction and establish one or more sub-plans for these purposes.

(c) No Repricing Without Stockholder Approval.  Other than in connection with a change provided in Section 14, the exercise price of an Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right shall not be reduced without stockholder approval. Further, no Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right shall be cancelled and then replaced with an Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right that has a lower exercise price. The standard for determining whether any Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right is cancelled and replaced with an Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right that has a lower exercise price shall be same standard as that applied under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)” (as may be amended or modified and any subsequent accounting pronouncement replacing SFAS 123(R)), such that if an Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right would be considered to have been cancelled and replaced under SFAS 123(R), then such cancellation and replacement shall not be permitted under the Plan.

5.  Eligibility.

(a) Nonstatutory Stock Options or Stock Appreciation Rights may be granted to Employees, Consultants or Non-Employee Directors. Incentive Stock Options may be granted only to Employees. An Employee, Consultant or Non-Employee Director who has been granted Awards under the Plan may, if such individual is otherwise eligible, be granted additional Awards under the Plan.

(b) Each Option shall be designated in the Grant Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000 (whether due to acceleration of exercisability, miscalculation or error), such excess shall be treated as Nonstatutory Stock Options. In the event that only a portion of the Options granted at the same time can be applied to the $100,000 limit, the Company shall issue separate share certificates (or book entry shares) for such number of Shares as does not exceed the $100,000 limit and shall designate such Shares as Incentive Stock Option Shares in its Share transfer records.

(c) For purposes of Section 5(b), Incentive Stock Options shall be taken into account in the order in which they are granted, and the Fair Market Value of Shares shall be determined as of the time the Options with respect to such Shares are granted.

6.  Term of Plan.  Subject to any applicable law, the Plan shall continue in effect until terminated pursuant to Section 17, provided, however, that no Incentive Stock Options or other Awards shall be granted under the Plan following the expiration of 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

7.  Term of Options.  The term of each Option shall be the term stated in the Grant Agreement, provided, however, that no Option granted under the Plan shall be exercisable after the expiration of 10 years from the date such Option is granted or such shorter period as may be provided in the Grant Agreement. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the Incentive Stock Option shall not be exercisable after the expiration of five years from the date such Option is granted or such shorter period as may be provided in the Grant Agreement.

8.  Option Exercise Price and Consideration.

(a) The per share exercise price for Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board or Committee, but shall be subject to the following:

(i) Except as provided in Section 8(a)(ii), below, each Option shall be granted at an exercise price equal to no less than the Fair Market Value of a share on the date of grant.

(ii) In the case of an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, each Incentive Stock Option shall be granted at an exercise price equal to no less than 110% of the Fair Market Value of a Share on the date of grant.

(b) The consideration to be paid for Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator at the time of grant (taking into consideration whether the type of consideration authorized may reasonably be expected to benefit the Company) and may consist of any consideration and method of payment for the issuance of Shares permitted by applicable law, including any combination of:

(i) cash;

(ii) check or negotiable instrument;

(iii) promissory note, except as prohibited by the Sarbanes-Oxley Act of 2002;

(iv) other Shares that have a Fair Market Value on the date of payment equal to the aggregate exercise price of the Optioned Stock with respect to which the Option is being exercised, provided, however, that if such Shares (A) were acquired upon exercise of a compensatory stock option, the Optionee has held such Shares for more than six months on the date of surrender, or (B) were not acquired upon exercise of a compensatory stock option, such Shares were not acquired directly or indirectly the Company;

(v) authorization for the Company to retain, from the total number of Shares with respect to which the Option is being exercised, Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares with respect to which the Option is being exercised; or

(vi) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price.

9.  Exercise of Options.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted under the Plan shall be exercisable at such times and under such conditions as determined by the Administrator. Such conditions may include performance criteria with respect to the Company or the Optionee.

An Option may not be exercised for a fractional share.

An Option shall be deemed to be exercised when written notice of such exercise has been received by the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate (or book entry shares) evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate (or book entry shares) promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificates (or book entry shares) are issued, except as provided in Section 14 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for exercise under the Option, by the number of Shares with respect to which the Option is exercised.

(b) Termination of Consultancy or Employment.  In the event of termination of an Optionee’s consulting relationship (in the case of a Consultant), Continuous Status as an Employee (in the case of an Employee) or status as a Non-Employee Director of the Company, subject to Section 11 of the Plan:

(i) in the case of Incentive Stock Options, an Optionee may exercise Options that are vested at the date of termination to the extent and subject to the provisions of the Grant Agreement, but in no event later than three months after the date of termination or, if earlier, the expiration date of the Option as set forth in the Grant Agreement; and

(ii) in the case of Nonstatutory Stock Options, an Optionee may exercise Options that are vested at the time of termination to the extent and subject to the provisions of the Grant Agreement, but in no event later than six months after the date of termination or, if earlier, the expiration date of the Option as set forth in the Grant Agreement.

To the extent that an Optionee is not entitled to exercise an Option at the date of termination or does not exercise such Option to the extent so entitled within the time specified in this Section 9(b), the Option shall terminate.

(c) Disability of Optionee.  Notwithstanding the provisions of Section 9(b), above, in the case of an Incentive Stock Option, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s permanent and total disability, as defined in Section 22(e)(3) of the Code, such Option may be exercised only within one year of the date of termination of employment, but in no event later than the expiration date of the Option as set forth in the Grant Agreement, and only to the extent that the Optionee was entitled to exercise the Option at the date of termination of employment. To the extent that an Optionee is not entitled to exercise an Incentive Stock Option at the date of termination of employment or does not exercise such Option to the extent so entitled within the time specified in this Section 9(c), the Option shall terminate.

(d) Death of Optionee.  In the event of the death of an Optionee, an Option may be exercised by the estate of the Optionee, or by a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee, according to its terms, but in no event later than the expiration date of the Option as set forth in the Grant Agreement, and only to the extent that the Optionee was entitled to exercise the Option at the date of death. To the extent that an Optionee is not entitled to exercise an Option at the date of the Optionee’s death, such unvested portion of the Option shall terminate.

(e) Rule 16b-3.  Options granted to Participants subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the broadest exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10.  Stock Appreciation Rights.  The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions, and Grant Agreements under which Stock Appreciation Rights are granted may contain such additional terms and conditions, which are not inconsistent with the express terms of the Plan, as the Administrator shall deem appropriate.

(a) Stock Appreciation Rights.  A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of the Share on the date of grant of the Stock Appreciation Right, multiplied by the number of Shares with respect to which the Stock Appreciation Right may be exercised. Each Stock Appreciation Right shall be granted with a strike price equal to no less than the Fair Market Value of a share on the date of grant. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to any Stock Appreciation Right.

(b) Grant.  A Stock Appreciation Right may be granted separately or in tandem with an Option granted under the Plan, whereby the exercise of the Stock Appreciation Right or Option eliminates the right to exercise the other, provided, however, that in the case of Stock Appreciation Rights granted in tandem with Incentive Stock Options, the Stock Appreciation Rights shall comply with the requirements of Section 422 of the Code and Section 1.422-5(d)(3) of the Income Tax Regulations promulgated thereunder.

(c) Exercise.  A Stock Appreciation Right shall be exercised by a Participant in accordance with procedures established by the Administrator, except that in no event shall a Stock Appreciation Right be exercisable prior to the first anniversary of the date of grant. Stock Appreciation Rights granted to Participants subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the broadest exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Exercise of an Stock Appreciation Right in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for exercise under the Stock Appreciation Right, by the number of Shares with respect to which the Stock Appreciation Right is exercised.

(d) Term of Stock Appreciation Right.  The term of each Stock Appreciation Right shall be the term stated in the Grant Agreement, provided, however, that no Stock Appreciation Right granted under the Plan shall be exercisable after the expiration of 10 years from the date such Stock Appreciation Right is granted or such shorter period as may be provided in the Grant Agreement.

11.  Termination for Cause.  If a Participant’s employment with the Company or any Subsidiary shall be terminated for Cause, such Participant’s right to any further payments, vesting or exercisability with respect to any Award, including any vested Awards, shall terminate in its entirety. “Cause” means termination of Participant’s employment for “cause” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or, if no such agreement exists, unless otherwise provided in a particular Grant Agreement, “cause” means (a) conviction or pleading guilty or no contest to any crime (whether or not involving the Company or any of its Subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any substantiated act involving moral turpitude; (c) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or any of its Subsidiaries to public ridicule or embarrassment; (d) material violation of the Company’s or any of its Subsidiaries’ policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; (e) serious neglect or misconduct in the performance of the Participant’s duties for the Company or any of its Subsidiaries or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination will be final, binding and conclusive. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

12.  Non-transferability of Awards.  Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and Options may be exercised, during the lifetime of the Optionee, only by the Optionee.

13.  Stock Withholding to Satisfy Withholding Tax Obligations.

(a) Cash Remittance.  Whenever a taxable event occurs that imposes a tax withholding obligation on the Company or a Subsidiary as a result of Options or Stock Appreciation Rights being exercised, the Company shall have the right to require the Participant to remit to the Company, in cash, an amount sufficient to satisfy the federal, state and local withholding tax and social insurance contribution requirements (including withholding requirements of non-U.S. taxing jurisdictions), if any, attributable to such taxable event. In addition, the Company shall have the right to withhold from any cash payments required to be made under the Plan an amount sufficient to satisfy the federal, state and local withholding tax and social insurance contribution requirements (including withholding requirements of non-U.S. taxing jurisdictions), if any, attributable to such payments.

(b) Share Remittance.  At the election of a Participant, and subject to the approval of the Administrator, the Participant may, in lieu of remitting cash as provided in Section 13(a), tender to the Company a number of Shares, the Fair Market Value of which at the tender date is (i) sufficient to satisfy the federal, state and local withholding tax and social insurance contribution requirements (including withholding requirements of non-U.S. taxing jurisdictions), if any, attributable to such taxable event and (ii) not greater than the minimum withholding tax and social insurance contribution obligations attributable to such taxable event. If the Participant is subject to Rule 16b-3 under the Exchange Act, the election must comply with such Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the broadest exemption from Section 16(b) of the Exchange Act with respect to Plan transactions.

(c) Share Withholding.  Whenever a taxable event occurs that imposes a tax withholding obligation on the Company or a Subsidiary as a result of Options or Stock Appreciation Rights being exercised, the Administrator, in its sole discretion, shall have the right to withhold a number of Shares, the Fair Market Value of which at the relevant date is (i) sufficient to satisfy the federal, state and local withholding tax and social insurance contribution requirements (including withholding requirements of non-U.S. taxing jurisdictions), if any, attributable to such taxable event and (ii) not greater than the minimum withholding tax and social insurance contribution obligations attributable to such taxable event.

14.  Adjustments upon Changes in Capitalization or Merger.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock that have been authorized for issuance under the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, and the limit on the number of shares that may be issued to an individual (as provided in Section 3(b) of the Plan) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

In the event of a liquidation, the Administrator shall be authorized (x) to cancel Stock Options or Stock Appreciation Rights and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation; or (y) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which shall be the excess of the Fair Market Value of Common Stock on such date over the exercise or strike price of such Awards.

15.  Vesting of Awards in Certain Events.  If the Company undergoes a change of control, as defined in the next sentence, then all outstanding Options and Stock Appreciation Rights, whether or not such Options or Stock Appreciation Rights are vested at such time, shall become vested and exercisable, effective the day immediately prior to such change of control. For purposes of the preceding sentence, a change of control shall occur if the Company is merged, consolidated or reorganized into or with another person, entity or group of entities under common control or if a majority of the outstanding capital stock or all or substantially all of the assets of the Company are sold to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale of capital stock or assets, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than fifty percent (50%) of the combined voting power of the Company prior to such transaction. Notwithstanding the foregoing, the following shall not constitute or result in a change of control for purposes of this Section 15:

(a) any transaction that is effected by the Company for the purposes of internal corporate restructuring of the Company and its affiliated companies, which results in any or all of the combined voting power of the voting securities of the Company being held by an entity affiliated with the Company immediately prior to such transaction, or

(b) any transaction or series of transactions, which results in the ownership by Darwin Deason, and/or any person, entity or group of entities that he controls, of more than fifty percent (50%) of the combined voting power of the Company.

16.  Time of Granting Options.  The date of grant of an Option shall, for all purposes, be the date on which the Administrator completes all actions required to effectuate the Award under applicable laws. Notice of the determination shall be given to each Employee, Consultant or Non-Employee Director to whom an Option is so granted within a reasonable time after the date of such grant.

17.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the material rights of any Participant under any Award theretofore made, without the Participant’s consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act, Section 162(m) or 422 of the Code or any other applicable law or regulation, including the listing requirements of the New York Stock Exchange (or other exchanges or markets on which the Shares are traded), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination.  Any adverse amendment or termination of the Plan shall not affect Options or Stock Appreciation Rights already granted under the Plan, and such grants shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.

18.  Conditions upon Issuance of Shares.  Shares shall not be issued under the Plan unless the issuance of and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, but not limited to, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the issuance of any Shares under the Plan, the Company may require the person acquiring such Shares to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

19.  Reservation of Shares.  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.  Grant Agreements.  Grants of Options or Stock Appreciation Rights shall be evidenced by written Grant Agreements in such form, and containing such terms and conditions, as the Administrator shall approve from time to time. The Administrator in its sole discretion may utilize different forms, with varying terms and conditions, for awards.

21.  Employment Rights; Existing Plans; Company Policy.

(a) The Plan shall not confer upon any Employee, Consultant or Non-Employee Director any right with respect to continuation of any employment, consulting or other relationship with the Company or any Parent or Subsidiary. Nor shall the Plan limit in any way the right of the Company or any Parent or Subsidiary to terminate any employment, consulting or other relationship of any Employee, Consultant or Non-Employee Director with the Company or any Parent or Subsidiary.

(b) The adoption of this Plan shall not affect the existence of other compensatory equity programs of the Company, and any such existing plans will remain in full force and effect according to their terms.

(c) The Company reserves the right to adopt and enforce policies relating to transactions in its securities by Employees, Consultants and Non-Employee Directors. All grants made under this Plan, and all transactions in Shares relating to such grants, will be subject to any applicable policy of the Company relating to transactions in its securities, whether such policy is adopted or amended before or after the grant.

22.  Code Section 409A.  The Plan is intended to comply with the requirements of Section 409A of the Code, without triggering the imposition of any tax penalty thereunder. Any terms of the Plan or any Grant Agreement that conflict with such requirements shall be null and void. To the extent necessary or advisable, the Administrator may amend the Plan or any Grant Agreement to delete any conflicting provisions and to add such other provisions as are required to fully comply with the applicable provisions of Section 409A and any other legislative or regulatory requirements applicable to the Plan.

23.  Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

AFFILIATED COMPUTER SERVICES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 7, 2007
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Affiliated Computer Services, Inc., a Delaware corporation (the “Corporation”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 30, 2007 and the Corporation’s Annual Report and hereby appoints Lynn R. Blodgett, John H. Rexford and William L. Deckelman, Jr., or any of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on June 7, 2007 at 11:00 a.m., Dallas, Texas, local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business or matters that may properly come before the meeting or any adjournment or adjournments thereof:
(Continued and to be signed on the reverse side)

Please mark your votes as indicated in this example	☒

FOR all
nominees
listed below
(except as
		indicated	WITHHOLD
		below)	(for all)
1.	To elect eight (8) Directors to serve until the Annual Meeting of Stockholders for fiscal year 2007 or until their successors are duly elected and qualified.	☐	☐

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

Nominees: Darwin Deason; Lynn R. Blodgett; John H. Rexford; Joseph P. O’Neill; Frank A. Rossi; J. Livingston Kosberg; Dennis McCuistion; Robert B. Holland, III

		FOR	AGAINST	ABSTAIN
2.	To approve the fiscal year 2007 performance-based incentive compensation for certain of our executive officers	☐	☐	☐

3.	To approve the Special Executive FY07 Bonus Plan for certain of our executive officers	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for fiscal year 2007	☐	☐	☐

5.	To approve and adopt the 2007 Equity Incentive Plan	☐	☐	☐

6.	To approve a policy on an annual advisory vote on executive compensation	☐	☐	☐
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE FISCAL YEAR 2007 PERFORMANCE-BASED INCENTIVE COMPENSATION FOR CERTAIN THE CORPORATION’S EXECUTIVE OFFICERS, FOR THE APPROVAL OF THE SPECIAL EXECUTIVE FY 07 BONUS PLAN FOR CERTAIN OF THE CORPORATION’S EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007, FOR APPROVING AND ADOPTING THE 2007 EQUITY INCENTIVE PLAN, AGAINST THE STOCKHOLDER PROPOSAL TO ADOPT A POLICY ON AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
     STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY PREVIOUSLY MAILED THIS PROXY.

SIGNATURE(s)	DATED:	, 2007

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)